SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                                (Amendment No. 2)


Filed by the Registrant (X)

Filed by a party other than the Registrant  ( )

Check the appropriate box:

Filed by the Registrant (X)

Filed by a party other than the Registrant ( )

Check the appropriate box:

(X) Preliminary Proxy Statement            ( ) Confidential  for Use of the
                                               Commission Only (as permitted)
                                               by Rule 14a-6(e)(2)

( ) Definitive Proxy Statement

( ) Definitive Additional Materials

( ) Soliciting Material Pursuant to Section  240.14a-11(c) or Section 240.14a-12


                       AMERICAN EDUCATIONAL PRODUCTS, INC.
                (Name of Registrant as Specified in its Charter)
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

()   No fee required.

()   Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

     1) Title of each class of securities to which transaction applies: Common stock, par value $0.05

     2) Aggregate number of securities to which transaction applies: 545,779 shares (to be converted into the right to receive cash consideration in the transaction)

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $10.00 per share, payable in cash pursuant to an Agreement and Plan of Merger dated August 14, 2000

     4)   Proposed maximum aggregate value of transaction: $5,457,790

     5)   Total fee paid: $1,091.56

(X) Fee paid previously with preliminary materials.

() Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                       AMERICAN EDUCATIONAL PRODUCTS, INC.
                           6560 Gunpark Drive, Suite E
                             Boulder, Colorado 80301

To Our Shareholders:

         You are cordially invited to attend a Special Meeting of Shareholders of American Educational Products, Inc. ("AMEP" or the "Company") to be held at the offices of Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209 on ________, the ___ day of _________, 2001 at
____ o'clock in the _______, Mountain Daylight Time.

         The purpose of the Special Meeting is to consider and vote upon a merger of the Company and G.C. Sub Corporation ("GC SUB"), a wholly owned subsidiary of Nasco International, Inc., a Wisconsin corporation ("Nasco"). Nasco is a subsidiary of Geneve Corporation, a Delaware corporation ("Geneve"). Nasco owns approximately 55% of the Company's common stock. If the merger is consummated, Nasco will acquire all of the issued and outstanding common stock held by shareholders other than Nasco and its affiliates at a price of $10.00 per share. The merger will be effected by having GC SUB merge with and into the Company. The Company will be the surviving corporation in the merger and will become a wholly owned subsidiary of Nasco.

         Before we can complete these transactions, AMEP shareholders must approve the merger and the transactions contemplated by the merger agreement. The affirmative vote of a majority of the outstanding common stock of the Company and the affirmative vote of a majority of the votes cast by shareholders other than Nasco and its affiliates is required to approve the merger and the transactions contemplated by the merger agreement.

         Your vote is very important. Whether or not you plan to attend the Special Meeting of Shareholders, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of adoption of the merger and approval of the transactions contemplated by the merger agreement.

         The attached Proxy Statement provides you with detailed information about the proposed merger, including the fairness opinion rendered by D.A. Davidson & Co., the independent financial advisor retained by AMEP's Board of Directors to evaluate the merger transaction. Davidson has rendered its opinion to the Board of Directors of the Company that, as of the date of the opinion, the consideration to be received by shareholders of the Company in the merger is fair, from a financial point of view, to the shareholders of the Company, other than Nasco and its affiliates. The written opinion of Davidson, dated August 14, 2000, is attached as Exhibit B to the enclosed Proxy Statement, and you should read it carefully. The Board of Directors of the Company believes that the terms of the merger and merger agreement are fair to, and in the best interests of, the Company's shareholders. You may also obtain information about AMEP from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document, including the appendices, completely and carefully.

         Whether or not you plan to attend, it is important that your shares are represented and voted at the Special Meeting. Accordingly, please promptly complete, sign and date the enclosed proxy card and return it in the envelope provided.

                                           Very truly yours,


                                           -------------------------------------
                                           Clifford C. Thygesen,
                                           President and Chief Executive Officer
_________ ___, 2001

                       American Educational Products, Inc.
                           6560 Gunpark Drive, Suite E
                             Boulder, Colorado 80301
                       -----------------------------------
                    Notice of Special Meeting of Shareholders
                               ____________, 2001
                       -----------------------------------

To the Shareholders of AMERICAN EDUCATIONAL PRODUCTS, INC.:

         Notice is hereby given that a Special Meeting of shareholders of American Educational Products, Inc. ("AMEP" or the "Company") will be held at the offices of Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209 on __________, the ___ day of __________, 2001
at ______ o'clock in the ___________, Mountain Daylight Time to consider and vote on a proposal to approve a merger (the "merger") of the Company with G.C. Sub Corporation, a wholly owned subsidiary of Nasco International, Inc. ("Nasco") and the related Agreement and Plan of Merger, dated as of August 14, 2000 between G.C. Associates Holdings Corp. ("GC") and the Company (the "merger agreement"); Nasco is a subsidiary of Geneve Corporation and succeeded to the interest of GC under the merger agreement. After completion of the merger, the Company will survive as a wholly owned subsidiary of Nasco, and shareholders, other than Nasco and its affiliates, will receive $10.00 in cash for each share of the Company's common stock that they own.

         A copy of the merger agreement is attached as Appendix A to the Proxy Statement accompanying this notice. Please review the Proxy Statement accompanying this notice for more complete information regarding the merger proposal.

         Only shareholders of record at the close of business on RECORD DATE will be entitled to notice of and to vote at the Special Meeting. The affirmative vote of a majority of the outstanding common stock of the Company and the affirmative vote of a majority of the votes cast by shareholders other than Nasco and its affiliates is required to adopt the merger and approve the transactions contemplated by the merger agreement. Each share of common stock owned on RECORD DATE entitles the holder of record thereof to one vote.

         The presence, in person or by proxy, of shares representing a majority of the votes entitled to be cast at the Special Meeting will constitute a quorum for the transaction of business at the Special Meeting.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING POSTAGE PAID, ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE THE PROXY BY GIVING WRITTEN NOTICE TO THE PRESIDENT OF THE COMPANY AT THE ADDRESS ABOVE, BY EXECUTING AND DELIVERING A LATER DATED PROXY OR BY ATTENDING AND VOTING AT THE SPECIAL MEETING.

                                            By order of the Board of Directors,

                                            ----------------------------
_________ ___, 2001                         Frank L. Jennings, Secretary

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                       AMERICAN EDUCATIONAL PRODUCTS, INC.

                                 PROXY STATEMENT

                       For Special Meeting of Shareholders
                         to be Held _____________, 2001

                                     SUMMARY

         The following is a summary of the material terms of the merger. You should read this entire document and the documents to which it refers carefully for a complete description of the merger. This summary includes page references in parentheses to direct you to more complete descriptions of the topics presented in this summary.

         Shareholder vote - You are being asked to approve the merger and the transactions contemplated by the merger agreement by which AMEP will be acquired by a wholly owned subsidiary of Nasco. Approval of the merger will require the affirmative vote of a majority of the outstanding common stock of the Company and a majority of the votes cast by shareholders other than Nasco and its affiliates.

         Board recommendation- The Board of Directors of AMEP believes that the terms of the merger are fair to, and in the best interests of, AMEP and the unaffiliated shareholders of the Company and recommends a vote FOR the approval of the merger and the transactions contemplated by the merger agreement. Geneve, Nasco, GC Sub and Messrs. Richard J. Ciurczak and John J. Crawford, each an affiliate of AMEP for purposes of federal securities laws, also believe that the terms of the merger are fair to, and in the best interests of, the unaffiliated shareholders of the Company.(page __)

         Payment of $10.00 for each share of AMEP - Each share of common stock that you own will convert into the right to receive $10.00 in cash as a result of the merger. (page __)

         The merger is taxable - You will recognize taxable gain or loss in the amount of the difference between $10.00 and your adjusted tax basis for each share of AMEP common stock that you own. (page __)

         Conditions - The merger is subject to AMEP shareholder approval as well as other conditions. (page __)

         After the merger - AMEP will be a wholly owned subsidiary of Nasco. (page __)

         Nasco's current relationship with AMEP - Nasco is a customer of AMEP and currently owns approximately 55% of the AMEP common stock. Mr. Richard J. Ciurczak and Mr. John J. Crawford, members of the Board of Directors of AMEP, are representatives of Geneve, Nasco's parent company. Mr. Ciurczak is the president and chief operation officer of Nasco. (page __)

         Shareholders have a right to dissent- As a shareholder, you have a right to dissent from the merger and obtain payment for the fair value of your shares. (page __)

         Nasco will vote in favor of the merger - As the largest shareholder of AMEP, Nasco has the ability to vote approximately 55% of the outstanding common stock. Nasco intends to vote all of its stock in favor of the merger. Nasco's votes in favor of the merger agreement, however, are not conclusive. The merger cannot be approved without the affirmative vote of a majority of the votes cast by shareholders other than Nasco and its affiliates.

         Independent fairness opinion- The Board of Directors of AMEP has received the opinion of an independent financial advisor that, subject to certain assumptions and factors, as of the date of the merger agreement, the consideration to be received by the unaffiliated shareholders is fair, from a financial point of view. (page __)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   If the merger is completed, what will I receive for my AMEP common stock?

A. You will receive $10.00 in cash for each share of AMEP common stock that you own.

Q:   Who is entitled to vote at the Special Meeting?

A: Holders of record of AMEP common stock as of the close of business on (RECORD DATE), 2001 are entitled to vote at the Special Meeting. Each holder of common stock has one vote per share on the merger.

Q:   How do I vote?

A: After you read this document, please complete, sign, date and mail your proxy card in the enclosed return envelope, as soon as possible, so that your shares may be represented and voted at the Special Meeting. Please sign and mail your proxy as instructed on your proxy card even if you currently plan to attend the meeting in person. Delivery of your proxy card will not in any way affect your right to attend the Special Meeting in person.

Q:   Can I change my vote?

A: You may change your proxy instructions at any time prior to the vote at the Special Meeting for shares held directly in your name. You may accomplish this by completing a new proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting alone will not cause your previously granted proxy to be revoked unless you vote in person. For shares held in "street name," you may accomplish this by submitting new voting instructions to your broker or nominee.

Q: If my broker holds my shares in "street name," will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares by following the directions your broker provides to you. Without instructions, your broker is not entitled to vote your shares and your shares will not be voted.

Q:   May I attend the Special Meeting in person?

A: You may attend the Special Meeting in person if you have shares registered in your name or if you have a valid proxy in your favor from the registered holder. If the shares are registered in the name of a corporation or other organization, bring a letter from an authorized agent of that corporation or organization giving you authority to vote its shares.

Q: If I have shares registered in my name or if I have a proxy in my favor from a registered holder, what do I need to do to attend the Special Meeting in person?

A: Just bring proper photographic identification to the meeting, such as a driver's license, passport or United States military identification.

Q:   When should I send in my stock certificate(s)?

A: Do not send in your stock certificate(s) now. After the merger is completed, you will receive written instructions for exchanging your AMEP stock certificates for cash.

Q:   When do you expect the merger to be completed?

A: We hope to complete the merger as soon as practical after the Special Meeting, assuming the required shareholder approval and other conditions are obtained or met.

Q: Whom can I contact if I have additional questions or would like additional copies of the proxy statement or proxy card?

A:   American Educational Products, Inc.
     6560 Gunpark Drive, Suite E
     Boulder, Colorado 80301
     Attn: Clifford C. Thygesen, President
     (303) 527-3230

                                TABLE OF CONTENTS

Section                                                                 Page
-------                                                                 ----

SUMMARY............................................................       1
-------


FORWARD-LOOKING INFORMATION........................................       6
---------------------------


MARKET PRICE AND DIVIDEND INFORMATION..............................       7
-------------------------------------


SELECTED CONSOLIDATED FINANCIAL INFORMATION OF AMEP................       8
---------------------------------------------------


THE SPECIAL MEETING................................................       9
-------------------


SPECIAL FACTORS....................................................      10
---------------


THE MERGER.........................................................      23
----------


THE MERGER AGREEMENT...............................................      29
--------------------


SECURITY OWNERSHIP OF FIVE PERCENT BENEFICIAL OWNERS AND MANAGEMENT      36
-------------------------------------------------------------------


WHERE YOU CAN FIND MORE INFORMATION................................      36
-----------------------------------


                                    ---------

Agreement and Plan of Merger dated as of August 14, 2000           Exhibit A
between G.C. Associates Holdings Corp.
and American Educational Products, Inc.

First Amendment to Agreement and Plan of Merger                    Exhibit A-1

Second Amendment to Agreement and Plan of Merger                   Exhibit A-2

Opinion of D. A. Davidson & Co.                                    Exhibit B

Article 113 of the Colorado Business Corporation                   Appendix A
Act, "Dissenters' Rights"

                                     SUMMARY

         This summary highlights information from the proxy statement that AMEP believes is important information about the merger. You should read this entire document carefully and the documents to which it refers for a complete description of the merger.

The Parties to the Merger

American Educational Products, Inc. ("AMEP")

AMEP is a Colorado corporation headquartered in Boulder, Colorado. AMEP manufactures and distributes a line of educational products and learning aids to educational institutions throughout the United States. AMEP's common stock is traded on the Nasdaq SmallCap Market under the symbol "AMEP" and on the Pacific Exchange under the symbol "EP."

AMEP's corporate address is:

American Educational Products, Inc.
6560 Gunpark Drive, Suite E
Boulder, Colorado  80301

The phone number is: (303) 527-3230.

Nasco International, Inc. ("Nasco")

Nasco is a private Wisconsin corporation and long time customer of AMEP.
Nasco owns approximately 55% of the AMEP common stock. G.C. Sub Corporation ("GC SUB") is a wholly owned Colorado subsidiary of Nasco created for the sole purpose of being merged with and into AMEP. Nasco is a subsidiary of Geneve Corporation , a private Delaware corporation headquartered in Stamford, Connecticut ("Geneve"). Nasco will own AMEP after the merger.

Nasco's corporate address is:

Nasco International, Inc.
901 Janesville Avenue
Fort Atkinson, WI 53538

The phone number is: (920) 563-2446.

The Merger

         The merger will be effected pursuant to the merger agreement by having GC SUB merge with and into AMEP. AMEP will continue as the surviving corporation and will become a wholly owned subsidiary of Nasco.

         Public trading of AMEP common stock will cease and AMEP common stock will be delisted from the NASDAQ SmallCap Market ("NASDAQ") and the Pacific Exchange (the "Pacific"). Shareholders other than Nasco and its affiliates will no longer have any ownership interest in AMEP and will no longer participate in the future earnings of AMEP or benefit from any increase in the value of AMEP common stock should any increase occur.

What Shareholders Will Receive

         Upon completion of the merger, you will be entitled to receive $10.00 in cash for each share of AMEP common stock you own.

Certain Federal Income Tax Consequences

         The merger will be taxable to you. You will recognize a taxable gain or loss in the amount of the difference between $10.00 and your adjusted tax basis for each share of AMEP common stock that you own.

         Unless you comply with the required reporting or certification procedures, you may be subject to withholding tax of 31% with respect to any cash payments you are entitled to receive pursuant to the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your particular situation. You should consult your own tax advisors to understand fully the tax consequences of the merger to you.

Market Price of Common Stock

         AMEP common stock is listed on the NASDAQ and the Pacific under the ticker symbols "AMEP" and "EP," respectively.

         On June 22, 2000, the last full trading day prior to AMEP's public announcement of its receipt of an offer from Geneve regarding a potential transaction between AMEP and GC, the closing sales price of AMEP common stock reported on the NASDAQ and the Pacific was $9.50 per share. Therefore, the price per share to be paid in the merger represents a premium of approximately 6% of the closing price of the AMEP common stock on June 22, 2000. On August 11, 2000, the last full trading day prior to the public announcement of the signing of the merger agreement, the closing sale price of AMEP common stock reported on the NASDAQ was $9.938. On _______________, 2001, the most recent practicable date prior to the printing of this proxy statement, the closing price of AMEP common stock reported on the NASDAQ and the Pacific was ______ per share.

         Historically, the market prices of AMEP common stock have fluctuated, and we expect such fluctuations to continue. These fluctuations may affect your determination as to the attractiveness of the merger. You are urged to obtain current market quotations for AMEP common stock prior to making any decision with respect to the merger.

The Special Meeting

         AMEP will hold a Special Meeting of shareholders to vote on the merger and merger agreement at the offices of Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Denver on ____________, __________, 2001 at ____
o'clock in the _________, Denver Time, subject to adjournments or postponements. At the Special Meeting, AMEP will ask you to approve the merger and merger agreement.

Record Date; Stock Entitled to Vote

         You are entitled to vote at the Special Meeting if you owned AMEP common stock at the close of business on _____________, 2001.

         On ______, 2001, there were ________ shares of AMEP common stock outstanding and held by ________ record holders. Of those shares, Nasco beneficially owned 666,961 shares or approximately 55% of the outstanding common stock.

Required Vote

         Approval of the merger will require the affirmative vote of a majority of the outstanding common stock of AMEP and the affirmative vote of a majority of votes cast by shareholders other than Nasco and its affiliates. Each share of common stock entitles the holder of record thereof to one vote on the merger and merger agreement. Nasco will vote its shares of AMEP common stock owned on the record date, representing approximately 55% of all of the votes entitled to be cast at the Special Meeting, in favor of the merger. Nevertheless, the merger will not be approved unless a majority of votes cast by shareholders other than Nasco and its affiliates are also cast in favor of the merger.

Dissenters' Rights

         Under Colorado law, AMEP's shareholders will have dissenters' rights in connection with the merger. Shareholders who do not wish to vote in favor of the merger are entitled to dissent and receive payment for the fair value of their stock, if and when the merger is effected. In order to exercise dissenters' rights, an interested shareholder must: (i) cause AMEP to receive before the vote is taken at the Special Meeting, written notice of the shareholder's intention to demand payment for the shareholder's shares if the merger is effected; and (ii) not vote the shares in favor of the merger. If the merger is approved by the requisite vote of shareholders, AMEP will deliver to each shareholder entitled to dissent a Dissenter's Notice stating where and when the demand for payment should be sent by the shareholder. At the time of filing a demand for payment, the dissenting shareholder must also deposit all AMEP stock certificates. Any shareholder who fails to make such written demand or deliver the certificates for such shareholder's stock by the date specified in the Dissenter's Notice, shall be bound by the terms of the merger. A copy of Article 113 of the Colorado Business Corporation Act, which describes a shareholder's right to dissent and be paid fair value for such shareholder's stock, is attached hereto as Appendix A, and incorporated by reference herein.

Treatment of Outstanding Stock Options

         Upon completion of the merger, each outstanding stock option to purchase AMEP common stock, whether or not exercisable, will be deemed converted into, and the holders of each such option will be entitled to receive upon surrender of the option for cancellation, an amount of cash equal to the product of (i) the positive difference, if any, between $10.00 and the exercise price of such option; and (ii) the number of shares of common stock purchasable upon exercise of such option.

Opinion of AMEP's Financial Advisor

         AMEP's financial advisor, D. A. Davidson & Co. ("Davidson"), has rendered its opinion to the AMEP Board that, as of August 14, 2000, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the aggregate consideration to be received by AMEP shareholders in the merger is fair, from a financial point of view, to the AMEP shareholders other than Nasco and its affiliates. The full text of the written opinion of Davidson, dated August 14, 2000, is attached to this document as Exhibit B. AMEP encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Davidson's opinion is addressed to AMEP's Board of Directors and does not constitute a recommendation to any shareholder as to how that shareholder should vote on the merger and merger agreement. AMEP has agreed to pay Davidson a fee of $60,000 for its services, $20,000 of which is contingent upon completion of the merger.

Recommendation of AMEP's Board; Fairness of the Merger

         After careful consideration, the AMEP Board has determined that the merger is fair to the unaffiliated shareholders and in the best interests of AMEP. The Board had pursued various strategic alternatives to maximize shareholder value in the Company for many years before accepting Geneve's merger proposal. After considering the fairness opinion received from Davidson, the AMEP Board approved the merger and merger agreement and determined that the terms of the merger were advisable and fair to, and in the best interest of, AMEP's unaffiliated shareholders. The AMEP Board recommends that you vote in favor of the merger and merger agreement.

         Geneve, Nasco and GC Sub also believe that the merger is fair to the unaffiliated shareholders.

Shareholder Litigation

         Two class action civil lawsuits were filed by AMEP shareholders in opposition to the merger.

         On November 13, 2000, an agreement-in-principle was reached by all parties to settle the shareholder class action civil lawsuits filed in connection with the merger. The agreement-in-principle provides in material part that: (i) the vote necessary to approve the merger must include a majority of the votes cast by shareholders other than Nasco and its affiliates, altering the originally proposed vote requirement that required only a majority of the votes cast by all shareholders; (ii) the class action plaintiffs and their counsel shall have an opportunity to review and comment upon the proxy statement and all other materials concerning the merger which are to be mailed to public shareholders and filed with the Commission to ensure that adequate disclosures are made to allow the shareholders to cast an informed vote; and (iii) the Company will pay plaintiffs' counsel fees and expenses to be awarded by the court. The agreement-in-principle is subject to court approval of a formal settlement agreement as well as consummation of the merger. On February 5, 2001, Boulder County District Judge Frank Dubofsky signed an order preliminarily certifying the class and approving the terms of the settlement agreement. A hearing to finalize the proposed settlement has been scheduled by the court for May 2, 2001.

Purpose of the Merger

         AMEP's purpose in pursuing the merger is to provide the unaffiliated shareholders a fair price for their shares. Nasco's purpose in pursuing the merger is to acquire the remaining equity interest in AMEP not already owned by Nasco and thereby avoid potential conflicts of interest and facilitate greater operating flexibility in the management of AMEP's business.

Conditions to the Merger

         To complete the merger:

          o the AMEP shareholders must approve the merger and merger agreement;

          o no preliminary or permanent injunction, decree or other order issued by any governmental entity or other legal restraint or prohibition may prevent the completion of the merger and no law shall have been enacted or adopted that enjoins, prohibits or makes illegal the completion of the merger;

          o each of AMEP and Nasco must certify to the other that its representations and warranties contained in the merger agreement are true and correct in all material respects. Each must also certify to the other that it has performed all of its material obligations under the merger agreement; and

          o a formal settlement agreement in the pending litigation must be approved and not subject to appeal.

         There are additional conditions specific to the obligations of AMEP and Nasco that must be satisfied or waived prior to completion of the merger.

Interests of Certain Persons in the Merger

         One or more of the executive officers and directors of AMEP may have interests in connection with the merger that are in addition to or different from your own interests as a shareholder. Mr. Clifford C. Thygesen, President and Chief Executive Officer of AMEP, beneficially owns 65,200 shares of common stock, including stock options for the purchase of 37,400 shares at per share prices ranging from $3.875 to $9.125. Neither of the other directors of AMEP own any shares of common stock or stock options. Frank L. Jennings, Chief Financial Officer and Vice President of Finance, and certain other employees also hold common stock and stock options. The AMEP Board of Directors was aware of these interests and considered them in addition to other matters in recommending the merger.

Terminating the Merger Agreement; Expenses

         AMEP or Nasco may terminate the merger agreement at any time before the merger is completed if one of the termination conditions in the merger agreement occurs, either before or after shareholder approval. Other than as described below, each party will pay its own costs and expenses incurred in connection with the merger and merger agreement.

         The merger agreement provides for a termination fee of $475,000 plus reasonable expenses that AMEP must pay to Nasco if the merger agreement is terminated and AMEP consummates a competing transaction. In addition, Nasco must pay up to $10,000 to AMEP for expenses incurred in connection with the merger in the event that the merger is terminated due to pending litigation related to the merger against either Geneve, AMEP or certain of their affiliates.

Accounting Treatment

         In accordance with accounting principles generally accepted in the United States, the merger will be accounted for under the purchase method of accounting.

Regulatory Approvals

         The merger agreement provides that AMEP and Nasco will use their reasonable best efforts to cause the merger to be consummated, including obtaining all necessary waivers, permits, authorizations, orders and consents of third parties, whether private or governmental, in connection with the merger.

         Subject to the foregoing, except for filing the articles of merger with the Secretary of State of Colorado after shareholder approval of the merger and merger agreement, compliance with federal and state securities laws and after the proposed agreement to settle litigation claims asserted by AMEP shareholders is approved by the District Court, County of Boulder, Colorado and is not subject to appeal, neither AMEP nor Nasco is aware of any material U.S. federal, state or foreign governmental regulatory requirement that must be complied with, or approval that must be obtained, in order to complete the merger.

                           FORWARD-LOOKING INFORMATION

         This proxy statement contains or incorporates by reference "forward-looking statements." When used in this document, the words "anticipate," "believe," "estimate," "expect," "plan," and "intend" and similar expressions, as they relate to AMEP or its management, are intended to identify forward-looking statements. These forward-looking statements are based on current management assumptions and are subject to uncertainties and inherent risks that could cause actual results to differ materially from those contained in any forward-looking statement. AMEP has identified factors that could cause actual plans or results to differ substantially from those included in any forward-looking statements. These risk factors include, but are not limited to:

          o increasing competition in the educational marketplace, including competition from foreign manufacturers;

          o    challenge of successfully integrating newly acquired businesses;

          o    a demand for payment under the existing borrowing arrangement;

          o    increase in cost of raw materials or labor;

          o    changes in governmental funding of educational institutions;

          o    increased regulatory burdens; and

          o AMEP's continued ability to access capital markets and commercial bank financing on favorable terms and conditions.

         Although AMEP believes that the expectations reflected by such forward-looking statements are reasonable based on information currently available to AMEP, no assurances can be given that such expectations will prove to have been correct. All forward-looking statements included in this proxy statement and all subsequent, oral forward-looking statements attributable to AMEP or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Except as required by applicable law or agreement, AMEP undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of their particular dates.

         Because the merger is a "going private" transaction within the meaning of Rule 13e-3 under the Exchange Act, the safe harbor provided in Section 21E of the Private Securities Litigation Reform Act of 1995 does not apply to this proxy statement or to information incorporated in this proxy statement by reference to other documents.

                      MARKET PRICE AND DIVIDEND INFORMATION

         AMEP common stock is listed on the NASDAQ SmallCap Market ("NASDAQ") under the ticker symbol "AMEP" and the Pacific Exchange under the symbol "EP." The following table sets forth the range of high and low bid information for AMEP common stock for each quarter within the last two fiscal years and the interim period for the year 2001 through the date of this proxy statement as reported by NASDAQ. Quotations represent prices between dealers, do not include retail mark-up, mark-down or commission and may not represent actual transactions.

                               2001                 2000              1999
                         High       Low        High      Low      High     Low
                         ----       ---        ----      ---      ----     ---
COMMON STOCK

First Quarter          [$9.38(1)] [$9.13(1)]   $10.94   $9.00    $11.50   $9.25
Second Quarter             -          -         10.69    8.25     10.63    8.44
Third Quarter              -          -         10.06    9.19     10.69    8.50
Fourth Quarter             -          -          9.50    8.88     12.88   10.13
Yearly                 ________   ________      10.94    8.25     12.88    8.44

-----------------------
         (1) Includes prices reported through April ___, 2001, the last day prior to printing of this proxy statement for which prices were available.
-----------------------

         On July 10, 2000, the last full trading day prior to AMEP's public announcement of its acceptance of an agreement in principle for a potential transaction between AMEP and GC and the proposed special cash dividend in connection with such transaction, the closing sale price of AMEP common stock reported on the NASDAQ and the Pacific was $9.44 per share. On August 11, 2000, the last full trading day prior to the public announcement of the execution of the merger agreement, the closing sale price of AMEP common stock reported on the NASDAQ and the Pacific was $9.94 per share. On _______________, 2001, the most recent practicable date prior to the printing of this proxy statement, the closing sale price of AMEP common stock reported on the NASDAQ and the Pacific was $_______ per share.

         Historically, the market prices of AMEP common stock have fluctuated, and we expect such fluctuations to continue. These fluctuations may affect your determination as to the attractiveness of the merger. You are urged to obtain current market quotations for AMEP common stock prior to making any decision with respect to the merger.

         The number of shareholders of AMEP common stock based on the number of record holders on RECORD DATE was [ ]. The estimated number of beneficial shareholders of AMEP common stock is 500.

Dividend Policy

         On July 10, 2000, the Board of Directors of AMEP adopted a resolution declaring a special cash dividend in the aggregate amount of $780,750 to be distributed on October 30, 2000 to all shareholders of record as of August 18, 2000. Based upon the number of shares outstanding on August 18, 2000, the cash distribution was equal to $0.645 per share. The resolution followed negotiations with Geneve and was adopted contemporaneously with the agreement of the Board to approve the merger in principle. Other than the special cash dividend, AMEP had not paid any cash dividend on its common stock during the previous five years. The payment of future cash dividends will rest in the discretion of the Board of Directors and is dependent upon, among other things, future earnings, capital requirements and AMEP's overall financial condition.

               SELECTED CONSOLIDATED FINANCIAL INFORMATION OF AMEP

         The selected consolidated financial data for AMEP set forth below for each of the five years in the period ended December 31, 2000 should be read in conjunction with the Consolidated Financial Statements included in AMEP's Annual Report on Form 10-KSB for the year ended December 31, 2000, previously filed with the Securities and Exchange Commission ("Commission") and incorporated in this proxy statement by reference. See "WHERE YOU CAN FIND MORE INFORMATION."


                                                                       Year Ended December 31,
                                                               -----------------------------------------
                                         2000                   1999       1998        1997       1996
                                        -------                -------    -------     -------    -------
OPERATING DATA:
(in thousands of dollars)
Sales and operating revenues            $16,192                $14,964    $11,675     $ 8,392    $ 8,501
Gross profit                              6,356                  5,972      4,832       3,160      2,915
Operating income                            681                    877      1,239         837       (370)
Special charges (a)                        (785)
Interest expense                           (445)                  (350)      (358)       (323)      (418)
Income tax benefit (expense)                 76                    575        (31)          0          0
Net income (loss)                          (473)                 1,102        850         514     (1,095)

Per Share Data:
Basic earnings (loss) per share         $ (0.42)               $  1.03    $  0.85     $  0.56    $ (1.29)
Basic shares outstanding (000's)          1,134                  1,071      1,000         918        852
Diluted earnings (loss) per share       $ (0.42)               $  0.95    $  0.79     $  0.53    $ (1.29)
Diluted shares outstanding (000's)        1,134                  1,161      1,138         962        852
Book value per share (b)                  $6.09                $  6.87    $  5.88     $  5.11    $  4.55

Other Data:
(in thousands of dollars, except
for ratio)
Total assets                            $12,906                $12,631    $11,202      $7,251     $7,556     $11,240
Long-term debt                              428                    894      1,087           -        907       2,360
Ratio of earnings to fixed charges (c)    (0.1)                   2.5        3.5         2.6       -1.6        -3.1


------------------------------

         (a) Special charges represent amounts paid to the resigning directors for acquisition of previously granted stock options plus a stipend for services rendered, together with certain costs related to the proposed merger (including litigation costs).

         (b) Book value per common share represents total assets less total liabilities divided by the number of common shares outstanding at the end of the period.

         (c) Ratio of earnings to fixed charges represents (i) income before income tax plus interest expense; divided by (ii) interest expense.

------------------------------

         For additional financial information regarding AMEP, see AMEP's annual report on Form 10-KSB for the year ended December 31, 2000, incorporated in this proxy statement by reference.

                               THE SPECIAL MEETING

Date, Time and Place

         The Special Meeting will be held at the offices of Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209 on __________, _________, 2001 at ____ o'clock in the __________, Mountain
Standard Time.

Purpose of the Special Meeting

         At the Special Meeting, holders of AMEP common stock will be asked to vote on a proposal to approve the merger pursuant to the merger agreement. Colorado law and AMEP's bylaws do not permit any matters to be presented at the Special Meeting other than those described in this proxy statement and procedural matters relating to the meeting.

Record Date

         AMEP's Board of Directors has fixed the close of business on ____________, 2001 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only holders of record of common stock, par value $0.05 per share, at the close of business on the record date are entitled to notice of the Special Meeting and to attend and vote at the Special Meeting. On the record date, there were _________ shares of AMEP common stock outstanding. No other voting securities of AMEP are outstanding.

         The presence, in person or by proxy, of shares representing a majority of the votes entitled to be cast at the Special Meeting will constitute a quorum for the transaction of business at the Special Meeting. The vote by Nasco of approximately 55% of the outstanding common stock will ensure that a quorum is present at the meeting.

Required Vote

         AMEP's shareholders must approve the merger and merger agreement by the affirmative vote of a majority of all of the outstanding common stock of AMEP and by a majority of votes cast by shareholders other than Nasco and its affiliates. In all proceedings in which action of the AMEP shareholders is to be taken, each share of common stock entitles the holder of record thereof to one vote.

         Pursuant to the merger agreement, Nasco will vote shares representing approximately 55% of all of the votes entitled to be cast on the matter, in favor of the merger and merger agreement.

Proxies, Voting and Revocation

         Shares of common stock represented by properly executed proxies which are received by AMEP's transfer agent, Corporate Stock Transfer, Inc. prior to or at the Special Meeting will, unless the proxies have been properly revoked, be voted in accordance with the instructions indicated on the proxies, or, if no instructions are indicated, will be voted for approval of the merger and merger agreement. Holders of AMEP common stock are requested to complete, sign, date and return promptly the enclosed proxy card in the postage paid envelope provided for this purpose in order to ensure that their shares are voted. Brokers who hold AMEP common stock in "street name" will not be permitted to vote that stock in the absence of instructions from the beneficial owner of such common stock. Broker non-votes will have the same effect as a vote against the merger because approval of the merger requires a majority of the outstanding shares of AMEP. However, broker non-votes will have no effect on whether the merger is approved by a majority of the votes cast by shareholders other than Nasco and its affiliates.

         Execution and return of the accompanying proxy card will not in any way affect a shareholder's right to attend and to vote in person at the Special Meeting. Any proxy may be revoked by the shareholder giving it, at any time prior to its being voted, by filing a notice of revocation or a duly executed proxy bearing a later date with the President of AMEP at 6560 Gunpark Drive, Suite E, Boulder, Colorado 80301. A notice of revocation need not be on any specific form. Any proxy may also be revoked by the shareholder's attendance at the Special Meeting and voting in person. Attendance at the Special Meeting will not by itself constitute revocation of a proxy.

         Abstentions may be specified with respect to the approval of the merger and merger agreement by properly marking the "abstain" box on the proxy, and will be counted as present for the purpose of determining the existence of a quorum. Abstentions will have the effect of a vote against the merger and merger agreement, but no effect with respect to the calculation of whether a majority of votes cast by shareholders other than GC and its affiliates have approved the merger.

Solicitation of Proxies

         Proxies are being solicited by and on behalf of AMEP's Board. This proxy statement and a form of proxy will first be mailed to shareholders on or about ____________, 2001. AMEP will pay the expenses related to printing this proxy statement as well as all mailing and Securities and Exchange Commission filing fees incurred in connection with this proxy statement. AMEP does not intend to engage the services of an independent entity to assist in soliciting proxies on behalf of the Board of Directors. Rather, officers, directors and employees of AMEP will solicit proxies from shareholders. In addition to soliciting proxies by mail, officers, directors and employees of AMEP, without receiving additional compensation, may solicit proxies by telephone, telegraph, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of AMEP common stock, and AMEP will reimburse brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding proxy solicitation materials.

                                 SPECIAL FACTORS

Background of the Merger

         Beginning in late 1996, the AMEP Board began to consider a number of strategic alternatives to enhance the Company's performance and maximize shareholder value. Strategies considered by the Board included review of potential acquisition candidates. Since that time, the Company has acquired three entities that it hoped would improve the Company's performance. At the same time as it sought out potential acquisition candidates, the AMEP Board and its officers embarked upon efforts to sell the Company to third parties in the educational products industry which management had identified as potential purchasers of AMEP. While a small number of these discussions led to acquisition negotiations, none proved successful. In some cases, the discussions did not generate sufficient interest from the other party to close the transaction; in others, the proposed purchaser was unable to adequately finance the deal.

         AMEP had substantive discussions in 1996 with Delta Education, a private company engaged in the educational products industry, about a possible merger, but that entity was sold to another company before receipt of a firm offer by the Company. In 1997, AMEP held additional discussions with another private firm, but that entity's assessment of the relative values of the companies was inadequate, and no offer was received or made. In 1999, discussions were held with another private firm in an effort to structure a merger, but that entity was unable to obtain the financing which AMEP insisted be available in order to pursue those discussions. That entity eventually went bankrupt. Also in late 1999, AMEP had discussions with a representative of a Texas investment firm about a possible "roll-up" of several firms in the education industry, including the Company, but the representative concluded that the growth rate in that industry was insufficient to warrant further consideration. In short, AMEP never received a firm offer from any potential purchaser. The Board's efforts to sell the Company were conducted with and without the assistance of business brokers and other financial intermediaries.

         G.C. Associates Holdings Corp., a wholly owned subsidiary of Geneve ("GC"), acquired its initial position in AMEP in April 1997 when it purchased 12,000 shares at prices ranging from $2.82 to $3.57 per share. On May 22, 1997, GC acquired a bloc of 253,240 shares in the open market which GC bought at $4.06 per share which resulted in GC's owning approximately 30% of the Company's outstanding shares. After its May 1997 purchase, GC, with the agreement of AMEP, placed two representatives on AMEP's board of directors.

         GC's representatives on AMEP's Board opposed the action of the directors in awarding stock options to themselves. The two representatives of GC then on the Board, alone among its members, returned the stock options awarded to them. The Board continued to attempt to grant its members an inordinate (in GC's view) number of stock options, even though such grants were (to GC) counterproductive to economic value for shareholders and were explicitly rejected by shareholders.

         At the Company's Annual Meeting of Shareholders in 1998, shareholders rejected a request of the Board to increase by an additional 200,000 the number of options which the Company was authorized to grant under the Company's 1997 Stock Incentive Plan - approximately another 20% of the Company's then outstanding shares. GC was among the shareholders of the Company who voted against the Board's proposed increase. At the time, the two persons designated by GC to serve as Board members likewise opposed the increase supported by the remaining five Board members.

         Notwithstanding shareholder rejection of the proposed increase, the Board persisted and adopted the Company's 1998 Non-Qualified Stock Option Plan (the "1998 Plan"), again over the objection of the Board representatives of GC. Essentially, the 1998 Plan authorized what shareholders had rejected - an additional 200,000 stock options.

         At the Company's 1999 Annual Meeting of Shareholders, the Board again asked the shareholders to authorize the grant under the 1997 Stock Incentive Plan of an additional 200,000 options (to replace those authorized under the 1998 Plan). GC again voted against, and the shareholders again defeated the proposal.

         As a result of the foregoing, Geneve offered, on November 14, 1999, to purchase all of the assets and substantially all of the liabilities (exclusive of indebtedness) of AMEP for $17 million, pursuant to a proposal which assumed that the purchase price would be allocated to AMEP's debt, common stock, warrants and stock options. At the time of receipt of the Geneve offer, the Board of AMEP did not estimate the per share proceeds to shareholders, due to the difficulty of allocating the cash among debt, income taxes and various outstanding equity securities. However, assuming that the cash were first applied to all outstanding indebtedness of AMEP, the proceeds approximated $12.50 per share then outstanding, exclusive of income taxes and assuming that no outstanding warrants or options were exercised, or $10.91 per share if all outstanding warrants and options were exercised. It is not determinable what portion, if any, of the proceeds would have been available for distribution to the shareholders after paying taxes and expenses of liquidating and winding up the affairs of the corporation.

         On November 14, 1999, GC reported this offer in an amendment to its
Schedule 13-D filed with the Securities and Exchange Commission (the "Commission"). It also announced that if AMEP determined not to pursue the proposed offer, GC might consider taking other action which could result in the acquisition or disposition of securities of AMEP or a change in AMEP's present Board of Directors or management. On that date, GC's holdings in AMEP consisted of 393,290 shares of common stock and 279,840 common stock purchase warrants, constituting 37% (or, if GC were to exercise such number of warrants and no other warrants were exercised, 50%) of the outstanding shares of common stock of AMEP.

         On November 23, 1999, AMEP's Board of Directors rejected Geneve's offer. The Board was unable to conclude, based upon the information then available and the structure of the proposed acquisition, that the offer was in the best interests of the unaffiliated shareholders, after allowing for payment of outstanding indebtedness and taxes estimated in connection with the transaction. Further, the Board, which had authorized the officers of the Company to investigate opportunities to sell AMEP, was not comfortable that the investigation was then complete. Moreover, the Board had received the views of a broker representative of shareholders who, though independent, in the aggregate held the second largest bloc of shares. That broker representative was opposed to Geneve's offer.

         In response, Geneve indicated that it would be amenable to joining with other shareholders in a sale of AMEP if a higher price could be obtained. Accordingly, in January 2000, GC submitted a proposal under Rule 14a-8 of the Securities Exchange Act of 1934 to amend AMEP's charter. If adopted by shareholders, the amendment would have required the Board, upon receipt of an appropriate offer to purchase the Company, to give shareholders the right to determine whether to accept such offer. This proposal was motivated in part by GC's concern that the AMEP Board might attempt, without seeking shareholder approval, to consummate acquisitions that in GC's view were ill advised. This proposal was never submitted to the shareholders for consideration, however, because of AMEP's and GC's subsequent agreement to merge.

         Subsequent to receipt of AMEP's rejection, Geneve indicated that it would entertain offers to buy GC's interest in the Company for a price higher than its offer, if such offer was made to all other shareholders. No such offers were received. On July 10, 2000, GC received a conditional offer to purchase only its bloc of shares, not the shares of all shareholders, at $11.50 per share. The conditional offer, which was made by an entity of questionable financial condition, was stated to be non-binding and subject to receipt of financing which had not then been arranged. GC determined not to respond to such offer.

         Later in the Fall of 1999, AMEP retained a business broker to "shop" the Company. Approximately 50 entities were contacted, and packets containing information about AMEP were sent to approximately 24 entities whom the broker thought might be interested in acquiring AMEP. AMEP received responses from approximately 11 entities. None of these contacts resulted in an offer to purchase the Company.

         On January 28, 2000, after no offers to purchase AMEP were received, GC reiterated its opinion that AMEP should be sold, and stated that another significant shareholder concurred with its view. The basis of GC's position was that, upon a review of AMEP's performance, both fundamentally and in the stock market, it appeared that AMEP might be operated more appropriately as a private company, thereby benefiting from the associated cost-savings. GC reasoned that AMEP was too small, and that its revenue and profit were not sufficient, to be operated as a public company, and that significant cost savings could be realized. Specifically, GC believed that, at least legal, accounting, NASDAQ and transfer agent fees, investor relations and director expense could be eliminated or reduced.

         On March 28, 2000, GC reported that its holdings in AMEP had increased to 622,121 shares of common stock and 279,840 common stock purchase warrants, constituting 58% (or, if GC were to exercise such number of warrants, and no other warrants were exercised, 66%) of the outstanding shares of common stock of AMEP. On that date, GC reported that it had acquired an additional 211,731 shares of AMEP common stock (approximately 20% of the then outstanding shares) for a purchase price of $10.72 per share, thereby obtaining a majority of AMEP's outstanding common stock. Such shares were purchased from the broker representative (referred to above) who, subsequent to his opposition to Geneve's November 1999 offer, unsuccessfully made repeated requests for the AMEP board to sell the Company.

         On April 7, 2000, at the request of GC, representatives of AMEP and GC held a meeting, at which GC proposed that the Board of Directors of AMEP be restructured to reflect GC's ownership position. Representatives of GC suggested that the Board be restructured such that nominees of GC represented a majority of the directors to reflect the fact that GC now owned a majority of the stock of the Company. GC also suggested that the Company's expenses could be reduced by reducing the size of the Board. Representatives of the Company replied, in substance, that the existing directors represented the interests of all shareholders, and that such a change was not necessary. On April 10, 2000, GC reported to the Commission the occurrence of this meeting and its intent to participate actively in the affairs of AMEP so as to maximize value to all shareholders. The management of GC believed that its representation on the Board of AMEP would add a different perspective and additional experience and expertise to the governance of the Company, assisting in efforts to maximize value to all shareholders.

         On April 20, 2000, the number of directors on the Board of AMEP was reduced from seven to three as a result of the resignation of four members. Discussions preceding this meeting centered on the optimum size and composition of the new Board, and the amount and nature of compensation to which the departing individuals might be entitled for their past service. Following these discussions, an agreement was reached, and the four former members of the Board resigned. Representatives of GC then constituted (and continue to constitute) two of the remaining three members. In connection with the resignation of the directors, AMEP agreed to redeem outstanding stock options held by the directors and to pay a stipend to the directors. AMEP incurred costs approximating $350,000 in this regard.

         On April 28, 2000, GC reported that its holdings in AMEP had increased to 656,661 shares of common stock and 279,840 common stock purchase warrants, constituting 61% (or if GC were to exercise such number of warrants, and no other warrants were exercised, 69%) of the outstanding shares of common stock of AMEP. On that date, GC also reported that it had acquired an additional 34,540 shares of AMEP common stock from the departing directors for a purchase price of $9.25 per share.

         On April 28, 2000, GC agreed to purchase, from four senior managers of AMEP, an aggregate of 46,709 shares of common stock at a price per share, in cash, of $9.25 (the last trade price of the common stock on NASDAQ prior to April 28, 2000), upon the request of such managers subsequent to August 15, 2000. As of the date of this proxy statement, none of these shares has been purchased by GC.

         On May 9, 2000, AMEP was notified by NASDAQ that its common stock would be delisted due to a failure to satisfy the continued listing requirements. The deficiency allegedly pertained to the number of shares of AMEP trading in the public market. By letter dated May 18, 2000, AMEP notified NASDAQ of various steps it was taking to address the alleged deficiency. Specifically, AMEP notified NASDAQ that an amendment to a registration statement previously filed by the Company was being prepared to allow the exercise of outstanding common stock purchase warrants, potentially increasing the amount of stock in the public trading market. The Company also suggested that stock potentially issuable for acquisitions and other corporate transactions would have the effect of increasing its public float. AMEP has received no formal response since that date, although NASDAQ has indicated that it may defer any formal action pending a vote by the AMEP shareholders on the merger. While the number of shares trading in the public market has modestly increased due to the exercise of previously outstanding common stock purchase warrants, the increase may not be sufficient to meet the NASDAQ's public float requirements. All of the Company's heretofore outstanding warrants have expired in accordance with their terms.

         AMEP has also recently been notified that it may be delisted for failing to have a shareholders' meeting in 2000. The Company has responded that it intended to have the merger submitted to a vote of shareholders in 2000, and accordingly, postponed the 2000 annual meeting. Accordingly, there is no assurance that AMEP's common stock will continue trading on the NASDAQ. If the stock is delisted, the quotation price may be adversely affected.

         On June 22, 2000, the Board of Directors of AMEP received a letter from GC offering to purchase all of the common stock not already owned by GC for a cash payment of $10.00 per share. GC filed the correspondence with the Commission on an amendment to its Schedule 13D.

         Following receipt of the offer from GC, the directors of AMEP discussed the merits of the proposal. Specifically, the Board was concerned about how the offer compared to the Company's own estimate of its value, and to the previous offer from GC. The Board ultimately decided that it preferred the structure of GC's current offer to that of the previous offer, since the current proposal potentially eliminated the double income tax which would have been imposed by the proposed asset purchase. However, the Board still was of the view that the offer was not sufficient in view of the Company's own estimate of its value. Accordingly, the Board authorized the retention of an independent financial advisor to consider the fairness of the offer to AMEP's unaffiliated shareholders. The Board also explored ways to increase the consideration to shareholders.

         AMEP selected D.A. Davidson & Co. ("Davidson") as its financial advisor to determine the fairness of GC's merger proposal. AMEP's Board selected Davidson as its financial advisor upon the recommendation of AMEP's chief executive officer, after soliciting requests for proposals from other firms and based on Davidson's experience, reputation, and familiarity with AMEP's business. Davidson is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buy-outs, competitive biddings, private placements and valuations for corporate and other purposes. The Board of Directors of AMEP considered Davidson's experience and expertise in selecting it as its financial advisor. Pursuant to a letter agreement dated June 29, 2000 between AMEP and Davidson, AMEP has agreed to pay Davidson a fee of $60,000 for its services, $40,000 of which has previously been paid and $20,000 of which is contingent upon completion of the merger.

         After due consideration, on July 10, 2000, the Board of Directors of AMEP agreed in principle to the terms of GC's proposal. Formal acceptance of the offer was contingent upon numerous conditions, however, including review and execution of a definitive merger agreement, payment of a special cash dividend by AMEP in order to increase the consideration to the unaffiliated shareholders and receipt of a fairness opinion from its financial advisor. Simultaneously, and following discussion with GC, the Board of Directors approved a cash dividend to all common shareholders of record as of August 18, 2000 in the aggregate amount of $780,750, payable on October 30, 2000. The amount of the dividend was based on an estimate of AMEP's available capital resources, as well as the Board's effort to obtain a higher price for AMEP's unaffiliated shareholders. After taking into account the exercise of previously outstanding common stock purchase warrants, the per share cash distribution was equal to $0.645 per share outstanding.

         On or about July 25, 2000, the Board held a telephone conference with representatives of Davidson to discuss its analysis of GC's proposal and its conclusions regarding the fairness of the proposed merger. AMEP had provided Davidson with certain data concerning the Company, including publicly filed Commission reports, internal financial projections, previous estimates of value, and other financial data. In the July 25 conference, Davidson summarized the results of its findings, including a summary of each technique used to estimate a value for AMEP and the range of values indicated by that technique. The summary also included Davidson's methodology, assumptions and comparable industry data. Davidson concluded that, based upon its analysis to date, the proposed merger consideration of $10.00 per share was within the range of values indicated for AMEP. At the end of the conference, the Board preliminarily accepted the findings of Davidson.

         On August 4, 2000, the AMEP Board met to consider the final terms and conditions of the merger, the merger agreement and Davidson's findings. Subject to finalization and acceptance of certain schedules incorporated into the merger agreement, the AMEP Board, upon the recommendation of its chief executive officer, approved the execution, and upon the receipt of the final fairness opinion from its financial advisor, the delivery of the merger agreement following reclusal of the two AMEP Board members who were representatives of GC.

         On August 11, 2000, Davidson advised AMEP's Board that, subject to the assumptions set forth in its formal opinion, the terms of the merger were fair, from a financial point of view, to the unaffiliated shareholders of AMEP. On the basis of that opinion, the Board concluded that the terms of the proposed merger were fair to, and in the best interests of, AMEP's unaffiliated shareholders, and approved the merger. On August 14, 2000, the Company received Davidson's final written report, and the merger agreement, including all exhibits, was fully executed by the parties. The Company held no other meetings with, or received further presentations by, Davidson.

         Effective December 1, 2000, all then-outstanding common stock purchase warrants of AMEP expired in accordance with their terms.

         As a result of an internal restructuring, effective March 6, 2001, all of the shares of AMEP previously owned by GC, became owned by Nasco, and all rights and obligations of GC under the merger agreement were assumed by Nasco. As of the date of this proxy statement, Nasco owns 666,961 shares of common stock, constituting 55% of the outstanding shares of common stock of AMEP.

Purpose of the Merger

         The AMEP Board's purpose in approving the merger is to provide the unaffiliated shareholders with a fair price for their shares and to terminate the status of AMEP as a publicly traded Company. The Board believes that this purpose is best served now for a number of reasons, described in detail under the section "-Fairness of the Merger." First, the Board had endeavored to sell the Company for many years in an effort to maximize shareholder value. Although a number of entities indicated an interest in purchasing the Company, GC was the only company to emerge with a firm, fully-financed offer. Second, the Company's securities were moved from the NASDAQ National Market System to the SmallCap system in early 1997, and the Board believes that event reduced the visibility of the Company to potential purchasers. Finally, the financial results of the Company have not been as strong as management had hoped after the acquisition of several entities. For all these reasons, the Board believes that its goal of maximizing shareholder value is best served by the proposed merger with Nasco.

         From the perspective of Nasco and its affiliates, the merger represents an opportunity to implement its determination that AMEP can be operated more profitably as a private company and eliminate the potential conflicts which could arise from Nasco's position as the major shareholder of the Company. Nasco's affiliates are Geneve Corporation, Messrs. Richard J. Ciurczak and John
J. Crawford (Geneve's representatives on the AMEP Board) and G.C. Sub
Corporation.

Structure of the Merger

         The transaction has been structured as a cash-out merger in order to provide the unaffiliated shareholders of AMEP with cash for all of their shares and to provide a prompt and orderly transfer of complete ownership of AMEP with a minimized risk that the contemplated transactions will not be finalized, and to reduce transaction costs.

         If the merger is adopted and the transactions contemplated by the merger agreement are approved by AMEP shareholders and all other conditions to the merger are satisfied or, where permissible, waived, the parties will consummate the merger as follows:

         A.     The Merger.
                ----------
         GC Sub will merge into AMEP; AMEP, as the surviving entity, will become a wholly-owned subsidiary of Nasco.


         B.  Consideration to Shareholders.
             -----------------------------
         Upon completion of the merger, unaffiliated shareholders of AMEP common stock will be entitled to receive $10.00 cash for each share of AMEP common stock they own.

Recommendation of AMEP's Board of Directors

         AMEP'S Board has approved the merger and recommends that the shareholders vote in favor of the merger. The AMEP Board of Directors believes that the merger is fair to, and in the best interests of, AMEP and its unaffiliated shareholders. This belief is based primarily on the Board's determination that the consideration to be received by the shareholders other than Nasco and its affiliates is fair, from a financial point of view, and that sufficient procedural safeguards were in place to insure the fairness of the transaction from a procedural point of view.

         The Board of Directors of AMEP has decided that AMEP should undertake the merger at this time because, as described in "-- Background of the Merger," the terms of the merger represent, after years of effort to find a buyer for the Company at a price which was deemed fair to the unaffiliated shareholders, the best available means to provide fair value to shareholders. Removal of the Company's stock from the National Market System and transfer to the SmallCap system of NASDAQ has reduced liquidity in the stock, and AMEP's visibility as a public company. Dividend payments have been restricted by the terms of loan agreements and available cash, and so dividends were not viewed as a viable alternative to return any value to the shareholders. In addition, AMEP possesses limited capital resources to continue its acquisition strategy.

         Efforts (which have been ongoing since late 1996) to find a buyer for the Company were unsuccessful prior to the agreement with GC, either because the proposed purchaser could not adequately finance the purchase price or because the Company was not perceived as an attractive candidate. The Company's results of operations for the first half of 2000 also weighed in the decision of the Company to accept GC's merger proposal in August, as the Company's results had declined from the previous year, despite the acquisition of another company late in 1999. Further, the stock market as a whole was declining, adding concern that the valuation of the Company would further decline. Finally, the opinion of the Company's financial advisor confirmed the Board's determination that the terms of the proposed merger were fair, from a financial point of view, to the unaffiliated shareholders.

         The AMEP Board received and adopted the opinion of Davidson to the effect that, based upon the assumptions made, matters and limits of review as set forth in such opinion, the merger consideration to be received by the shareholders of AMEP, other than GC and its affiliates, is fair from a financial point of view. In analyzing the opinion, the Board noted that Davidson did not reach a conclusion on any or all of the valuation techniques used in its analysis. Rather, the analysis revealed a range of implied equity values for each technique.

         In reaching its conclusion regarding the fairness of the merger consideration, the Board relied on the sum of all information provided by Davidson, rather than any one particular analysis. Davidson considered three means of estimating the value of AMEP, including the public company analysis, the precedent transaction analysis and the discounted cash flow analysis. The Board considered Davidson's analysis of each means and concluded that the totality of the analysis was more important than any one or more individual technique.

         With regard to each technique, except the public company analysis, the range obtained by Davidson supported the conclusion that the $10.00 per share offer was fair to the unaffiliated shareholders. Specifically, such amount is more than the range of $5.28 to $9.05 revealed by the precedent transaction analysis and the $2.25 to $9.49 revealed by the public company analysis when using the trailing twelve months sales and EBITDA. It is also well within the range determined for the discounted cash flow analysis of $6.44 to $13.28. In reaching its conclusion regarding the fairness of the merger to the unaffiliated shareholders, the Board took notice that the $10.00 per share offer is less than the implied equity value per share when applying the average multiples of comparable companies to AMEP's trading and projected earnings. However, the Board did not consider this analysis to be conclusive because the merger consideration was supported by the other analyses, because the merger consideration was only marginally below the low point of the range of $10.91 to $12.32 and because of the limited number of comparable companies. The Board also considered that the implied equity value of the comparable companies may have been higher relative to the Company's, since AMEP had a relatively illiquid market for its stock. Geneve Corporation, G.C. Sub Corporation and Nasco adopted the Board's analysis and conclusion.

         Neither the Board, Nasco nor its affiliates considered, in particular, the net book value or liquidation value of the Company in making its determination. The parties believed that an analysis of the net book and liquidation values were inappropriate for a Company in its industry, and did not represent an accurate estimate of the value of the Company.

         Although there may be deemed to be no disinterested directors on the Board (because one member is an employee of the Company and the other two are representative of GC), the Board did retain an independent financial consultant to evaluate the fairness of the transaction to the unaffiliated shareholders. Davidson, which provided an opinion to the Board regarding the fairness of the transaction, was retained by the Company with the approval of the entire Board upon the recommendation of the Company's chief executive officer.

Independent Financial Advisor

         Davidson has acted as financial advisor to AMEP's Board of Directors in connection with the merger. AMEP selected Davidson based on the recommendation of the Company's chief executive officer, and Davidson's experience, reputation, and familiarity with AMEP's business. Davidson is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

         In connection with Davidson's engagement, AMEP requested that Davidson evaluate the fairness, from a financial point of view, to the shareholders of AMEP, other than GC and its affiliates, of the aggregate consideration to be received by shareholders of AMEP in the merger. On August 11, 2000, at a meeting of the AMEP Board held to consider the merger, Davidson rendered to the AMEP Board an oral opinion, subsequently confirmed by delivery of a written opinion dated August 14, 2000, to the effect that, as of that date and based on and subject to the matters described in its opinion, the aggregate consideration to be received by AMEP shareholders in the merger was fair, from a financial point of view, to the shareholders of AMEP, other than GC and its affiliates.

         The full text of Davidson's opinion sets forth assumptions made, matters considered and qualifications and limitations on the review undertaken, among other things. The full text of that opinion is attached hereto as Exhibit B and is incorporated herein by reference. The opinion will also be available for inspection and copying during regular business hours by interested shareholders or their representatives designated in writing at the principal executive offices of the Company set forth elsewhere in this proxy. AMEP shareholders are urged to read the opinion in its entirety.

         The opinion to the AMEP Board addressed only the fairness to the holders of AMEP common stock, other than GC and its affiliates, from a financial point of view, of the consideration to be paid by GC for the AMEP common stock pursuant to the merger agreement. The opinion was rendered to the AMEP Board of Directors for its consideration in determining whether to approve the merger agreement. The opinion does not constitute a recommendation to any AMEP shareholder as to how such shareholder should vote. The following summary of the opinion is qualified in its entirety by reference to the full text of the opinion. No limitations were imposed by AMEP on the scope of Davidson's investigation or the procedures to be followed by Davidson in rendering its opinion. The form and amount of consideration to be paid by GC to AMEP in the merger was determined through negotiations between the parties. Davidson was not requested to opine as to, and its opinion does not address, AMEP's underlying business decision to proceed with or effect the merger.

         During the course of the engagement, Davidson reviewed and analyzed material bearing on the financial and operating conditions of AMEP and material prepared in connection with the proposed merger, including the following:

          o    the merger agreement;

          o certain publicly available information concerning AMEP, including financial statements for each of the years ended 1997, 1998, 1999 and for the three months ended March 31, 2000;

          o certain internal reports, including draft financial statements for the six months ended June 30, 2000 and financial projections for AMEP;

          o the nature and terms of recent sale and merger transactions involving education related companies that Davidson considered relevant;

          o financial and common stock performance information of certain publicly-traded education related companies that Davidson considered relevant; and

          o financial and other information provided by the management of AMEP.

         Davidson also discussed with AMEP management the business and prospects of AMEP.

         In arriving at its opinion, Davidson assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information, and further relied upon the assurances of management of AMEP that it was not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to any financial projections reviewed by Davidson, Davidson assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of AMEP.

         In arriving at its opinion, Davidson did not conduct a physical inspection of all the properties and facilities of AMEP and did not make or obtain any evaluations or appraisals of the assets or liabilities of AMEP. Davidson's opinion necessarily was based upon market, economic and other conditions as existed on, and could be evaluated as of, the date of Davidson's opinion.

         The following is a summary of the analyses Davidson performed in arriving at its opinion as to the fairness of the merger consideration, from a financial point of view, to shareholders of AMEP other than GC and its affiliates. Davidson performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Davidson did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Davidson believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Davidson made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of AMEP. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth herein. In addition, analyses relating to the value of businesses did not purport to be appraisals or to reflect the prices at which business may actually be sold.

         Under the terms of the merger, the holders of AMEP common stock will receive $10.00 per share in cash. It should also be noted that under the terms of the merger, all debt and obligations of AMEP shall be assumed by Nasco.

         1.  Public Company Analysis
             -----------------------

         Using publicly available information, including estimates in published third-party research reports, Davidson reviewed and compared actual and projected financial, operating and stock market information pertaining to certain publicly-traded education related companies, including Educational Development Corporation, The Millbrook Press Inc., School Specialty, Inc. and Educational Insights Inc. This analysis was used as a means of estimating the value of AMEP as a going concern, which is commonly used as means of valuing an entity. The comparable companies were selected by Davidson because of their similarity to AMEP based upon several factors, including their size, and involvement in design, production or sale of educational materials. Davidson calculated trailing twelve month, current year and forward year price-to-earnings multiples for this group. The trailing twelve-month earnings multiple is defined as the market price per share of common stock divided by earnings per share in the most recently completed four fiscal quarters. The current year multiple is defined as the market price per share of common stock divided by the estimated current fiscal year 2000 earnings per share. The forward year multiple is defined as the market price per share of common stock divided by the estimated next fiscal year 2001 earnings per share. For purposes of calculating the selected comparable companies trailing twelve-month, estimated current year and estimated forward year price-to-earnings multiples, Davidson used the average closing price per share of the companies' stock from July 4, 2000 to August 4, 2000, and their estimated earnings per share for the current year and forward year are based on IBES consensus estimates as of July 24, 2000.

         The following table sets forth certain information considered by Davidson in arriving at the appropriate multiple to apply in estimating a value for AMEP:

                         Trailing   Current   Forward
                         12 Month    Year      Year
                           P/E       P/E       P/E      Sales   EBITDA
                         --------   -------   -------   -----   -------

   High..................  16.2x     16.2x     9.1x     0.8x     25.9x
   Low...................  12.1x     10.4x     9.1x     0.3x      1.5x
   Average...............  14.2x     13.3x     9.1x     0.5x      8.8x

         Applying the average multiples derived from Davidson's analysis of the comparable companies to AMEP's trailing and projected earnings, Davidson calculated a range of implied equity value per share of AMEP of $10.91 - $12.32. In addition, Davidson calculated the total enterprise value ("TEV"), determined as equity market value plus net debt, as multiples of trailing twelve months sales and earnings before interest, taxes, depreciation and amortization ("EBITDA"). Applying the average derived from Davidson's analysis of the comparable companies to AMEP's trailing twelve months sales and EBITDA, Davidson calculated a range of implied equity value per share of $2.25 - $9.49.

         2.  Precedent Transaction Analysis
             ------------------------------

         This analysis was used as a means of estimating the value of AMEP by using the values derived from other transactions occurring in the marketplace and for which information was publicly available. It essentially uses other similar transactions as a means of estimating a value for the subject company.

         Davidson reviewed certain publicly available information regarding the terms and financial characteristics of 28 selected business combination transactions involving education related companies that were announced or took place from January 1996 through July 2000, which Davidson believed to be relevant to the merger. These transactions were selected based on several factors, including their proximity in time to the merger, the comparability of the participants to the business of AMEP and the financial characteristics of the transactions. For the selected transactions, Davidson determined transaction values as multiples of trailing twelve months sales, earnings, EBITDA and book value.

         The following table sets forth certain information considered by Davidson in arriving at the range of equity values for AMEP based upon the precedent company analysis:

                               Earnings     EBITDA     Book Value     Sales
                               --------     ------     ----------     -----

         High..................  57.5x       20.9x         6.9x        3.6x
         Low...................   0.3x        0.1x         0.0x        0.0x
         Average...............  14.3x        6.1x         1.7x        0.9x

         Applying average multiples derived from Davidson's analysis of the selected transactions to AMEP's trailing twelve months sales, earnings, EBITDA and book value, Davidson calculated a range of implied equity value per share of $5.28 - $9.05.

         3.  Discounted Cash Flow Analysis
             -----------------------------

         Using a discounted cash flow methodology, Davidson calculated the net present value of AMEP based upon projections provided by AMEP's management. This technique is commonly used to estimate a value for privately-held entities, for which little or no market data are available. It seeks to estimate value by using the cash flow of the entity to predict the present value, based on an estimate of the discount rate and other necessary assumptions. In evaluating these projections, Davidson applied various assumptions to growth rates, discounted rates and capitalization rates. After-tax cash flows for the six year period beginning on January 1, 2000 and ending December 31, 2005 were calculated as after-tax earnings plus depreciation and amortization less capital expenses and net changes in working capital. Davidson calculated terminal values for AMEP in 2006 by applying to projected after-tax cash flow a range of capitalization factors of 10% - 14%. The cash flow streams and terminal values were discounted to present values using a range of discounted rates from 14% - 16%, which were chosen based on several factors, such as the inflation rate, interest rates, the inherent business risk in the business of AMEP and comparable companies and the cost of equity to AMEP and comparable companies. From this analysis, Davidson calculated a range of implied equity value per share of $6.44 - $13.28.

Fairness of the Merger

         In addition to relying on the fairness opinion of Davidson, the AMEP Board, Messrs. Ciurczak and Crawford (Geneve's representatives on the Board), Geneve, Nasco and GC Sub (the "Affiliated Parties") join in the belief that the merger is fair to AMEP's unaffiliated shareholders, from a financial point of view and that sufficient procedural safeguards are present to ensure the fairness of the merger and to permit AMEP's Board to represent effectively the interests of AMEP's unaffiliated shareholders. The Board and the Affiliated Parties did not assign any relative weight to these factors, but determined that all of them were material to consideration of the merger. The belief of the AMEP Board and the Affiliated Parties is based upon consideration of each of the following factors:

         1.  The Merger Consideration as a Multiple of EBITDA.
             -------------------------------------------------

         The merger consideration of $10.00 per share reflects a valuation of AMEP of about 8.2 times 1999 EBITDA of $1,813,000. Further, the Company's results of operations (excluding special charges) for the six months ended June 30, 2000, were substantially below its budgeted projections for that period. On an unaudited basis, actual revenue of $8,184,000 for the six months ended June 30, 2000 basis fell short of projected revenue of $8,724,615 for that period, while the net loss (exclusive of special charges) of $(36,000) fell short of projected income of $424,000 for the period. Subsequent to the decision to proceed with the merger, operating results continued to be disappointing relative to expectations.

         The following table summarizes the results of operation for AMEP and its subsidiaries for the year ended December 31, 2000, each of the quarters within that year, the budgeted results for that year and each quarter within that year. All of the information in the table is unaudited and should be read in conjunction with the audited consolidated financial statements for AMEP which are incorporated in this proxy statement by reference. See "Where You Can Find More Information."

                       American Educational Products, Inc.

               Comparison of Actual v. Budgeted Operating Results
                      for the Year Ended December 31, 2000


                        Revenue ($)                      Operating Income ($)
                 ---------------------------           ------------------------
                     Actual         Budgeted            Actual         Budgeted
                 ----------      -----------           -------        ---------
  1st Quarter     3,783,000        4,016,000            49,000          193,000
  2nd Quarter     4,401,000        4,709,000           123,000          682,000
  3rd Quarter     4,643,000        5,507,000           406,000          813,000
  4th Quarter     3,365,000        3,675,000           103,000           84,000
  12 Months      16,192,000       17,966,000           681,000        1,771,000



         Generally, any valuation in a range of four to ten times EBITDA is favorable to the seller of a business. Since the valuation of AMEP based upon the merger consideration fell well within this range, the Board and the Affiliated Parties believe that the consideration is fair to the unaffiliated shareholders, especially in view of the fact that the results of operations for AMEP during latter 2000 failed to meet projections.

         2.  Trading of AMEP's securities on the NASDAQ SmallCap Market.
             -----------------------------------------------------------
         On January 31, 1997, the Company's common stock was removed from the NASDAQ National Market System and became listed on the NASDAQ SmallCap Market. As a result, management of AMEP believed that its visibility as a public company was reduced. Institutional investors which AMEP had hoped to attract are generally reluctant to acquire securities of companies with the more limited liquidity characteristic of those listed in the SmallCap Market. Management of AMEP also believed that the perception of its shares was negatively impacted by the attraction of investors to new economy "dot-com" stocks with a concurrent decrease in interest in old economy companies. All of these factors in the opinion of the AMEP Board and the Affiliated Parties negatively affected the perception of AMEP stock.

         3.  Early efforts at marketing the Company.
             ---------------------------------------
         As early as the beginning of 1997, the AMEP Board and its officers conducted concerted efforts at selling the Company to a third party in an effort to maximize shareholder value. Such efforts were made with and without the assistance of business brokers and other financial intermediaries. Numerous discussions were held with individuals and entities with regard to a possible merger or acquisition of the Company. The results of all of these discussions, however, were unsuccessful, in some cases because no interest was generated by the other party at a price or on terms deemed reasonable by the Board, or because the proposed purchaser was unable to adequately finance a transaction.

         4.  The November 1999 Geneve offer.
             -------------------------------
         In November 1999, the Company received from Geneve an offer to purchase all of the assets of the Company, net of indebtedness, for $17 million. Based on information available at that time, including the estimated income tax effect of the sale and the estimated net proceeds to shareholders, the AMEP Board rejected the offer as not in the best interest of the Company or its unaffiliated shareholders. Subsequent to receipt of AMEP's rejection, Geneve indicated that it would entertain offers to buy GC's interest in the Company for a price higher than its offer, if such offer was made to all other shareholders. No such offers were received. On July 10, 2000, GC received a conditional offer to purchase only its bloc of shares, not the shares of all holders, at $11.50 per share. The conditional offer, which was made by an entity of questionable financial condition, was stated to be non-binding and subject to the receipt of financing which had not been arranged. GC determined not to respond to such offer.

         5.  Further efforts to sell the Company.
             ------------------------------------
         Following the Board's rejection of Geneve's November 1999 offer, discussions with other parties intensified. At that time, AMEP retained the services of a business broker to locate prospective purchasers for AMEP, approximately 50 entities were contacted, and packets containing information about AMEP were sent to approximately 24 entities whom the broker thought might be interested in acquiring AMEP. Discussions were held with both private and public entities, generally within the educational products industry. In response to the efforts of the business broker, AMEP received responses from approximately 11 entities. None of these contacts resulted in an offer to purchase the Company.

         6.  The special dividend declared by AMEP in August 2000.
             -----------------------------------------------------
         In conjunction with discussions of the merits of GC's $10.00 per share merger proposal, the Board of Directors of AMEP declared a special cash dividend of $780,750 to all shareholders of record on August 18, 2000. The resulting dividend equated to $0.645 per share.

         The AMEP Board and the Affiliated Parties believe that the payment of the special dividend to those shareholders of record on the record date increased the value received by those shareholders. While the parties believe that the merger consideration is fair to those shareholders of record, as well as those shareholders who acquired the AMEP common stock after the record date, the special dividend added additional value to the shareholders who received it. Since notice of the dividend was published well prior to the record date, all interested parties had the opportunity to participate.

         7.  Prices paid by GC for its holdings of AMEP Common Stock.
             --------------------------------------------------------
         GC has purchased its current aggregate stock position in AMEP at per share prices ranging from $2.81 to $11.56 per share. In March 2000, GC received an unsolicited offer from a broker representative of shareholders owning approximately 20% of the then outstanding shares of AMEP. GC purchased from such broker representative 211,731 shares at $10.72 per share. Prior to selling its shares to GC, such broker representative had unsuccessfully made repeated requests that the AMEP board sell the Company. The AMEP Board and the Affiliated Parties believe that the per share merger consideration of $10.00 favorably compares with those prices.

         8.  Market price of AMEP stock.
             ---------------------------
         The AMEP Board believes that the merger consideration is also fair in relation to the historical and current market price of AMEP's common stock. The Board first considered the merger consideration in relation to the historical trading price of AMEP common stock, which for purpose of this analysis was the trading prices for the period prior to the announcement of the merger. While the common stock of AMEP had, at times, traded higher than the price offered to the shareholders in the merger, such times generally coincided with the release of favorable financial results announced by AMEP. At the time of evaluating the merger and the consideration to be received by the unaffiliated shareholders, the Board did not expect those favorable results to continue. The Board also considered that the historical prices during 1999 and 2000 coincided with historic highs in the stock market in general, which were not guaranteed to continue.

         The price offered by GC in the merger represents a premium of approximately 6% over the trading price of the AMEP common stock on the day prior to announcement of the receipt of the merger offer from GC. The Board considered this premium a fair return to the unaffiliated AMEP shareholders.

         The AMEP Board and the Affiliated Parties also believe that sufficient procedural safeguards are present to ensure the fairness of the merger. The belief of the parties is based upon the following factors:

         1.  Approval of security holders.
             -----------------------------
         Approval of the merger and the merger agreement requires the affirma-tive vote of a majority of the outstanding common stock of the Company and the affirmative vote of a majority of the votes cast by shareholders other than the Affiliated Parties.

         2.  Approval of Directors.
             ----------------------
         The merger was approved by a majority of directors on the Company's Board who are not GC representatives. Although there may be deemed to have been no disinterested directors on the Board at the time of approval because one was an employee of the Company and two were representatives of GC, the Board did retain an independent financial consultant to evaluate the fairness of the transaction to the unaffiliated shareholders. Davidson, which provided an opinion to the Board, was retained by the Company with the approval of the entire Board upon the recommendation of the Company's chief executive officer.

         3.  Unaffiliated Representatives.
             -----------------------------
The Board did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the merger transaction and/or preparing a report concerning the fairness of the transaction. However, the Board and the Affiliated Parties believe that the terms of the merger are fair to the unaffiliated shareholders for two reasons. First, the terms of the merger were determined in arms-length negotiations between GC and the Company. The principal terms of the merger were negotiated by AMEP's Chief Executive Officer and a representative of Geneve. Second, the Board did retain Davidson, an independent financial advisor, to evaluate the fairness of the transaction to the unaffiliated shareholders. Davidson rendered an opinion that the aggregate consideration to be received by unaffiliated shareholders was fair from a financial point of view. The AMEP Board and each of the Affiliated Parties adopted Davidson's analysis and conclusions.

Effects of the Merger

         Following approval of the shareholders and other conditions to the merger, AMEP will become a wholly-owned subsidiary of Nasco. All shares of AMEP stock not owned by Nasco and not owned by individuals who dissent from the merger will be converted into the right to receive $10.00 per share in cash. The AMEP common stock will no longer be listed on any stock exchange and will not be publicly traded. The AMEP common stock will cease to be registered under the Exchange Act. Accordingly, holders of AMEP common stock, other than Nasco, will cease to hold AMEP common stock as a result of the merger, and AMEP will no longer prepare or file reports with the SEC with respect to the AMEP common stock.

AMEP after the Merger

         As a result of the merger, AMEP will become a wholly owned subsidiary of Nasco, one of the nation's leading manufacturers and suppliers of supplementary educational materials to the K - 12 marketplace, including specialty math and science products. Nasco and AMEP have both purchased from and sold products to each other for many years. Nasco believes that its superior resources, experience and business and marketing leadership in the school market will enhance AMEP's proprietary product offerings.

         There will be significant cost savings attributed to AMEP no longer being a public stock, including legal and other fees and administrative expenses of personnel relating to the filing of public documents, and maintenance of a board of directors and committees thereof required under federal securities laws and the rules and regulations of NASDAQ. Further, being a member of the Geneve group of companies will allow for the restructuring of credit facilities that provide more favorable terms and conditions than currently exist under AMEP's credit facilities.

         AMEP will be the surviving corporation of the merger. The articles of incorporation and bylaws of GC SUB immediately prior to the effective time will become the articles and bylaws of AMEP. The directors and the officers of GC SUB immediately prior to the effective time of the merger will become the directors and the officers of AMEP after the completion of the merger, with each director to hold office in accordance with the charter and bylaws of AMEP after the merger, in each case until their respective successors are duly elected or appointed and qualified. After the merger, AMEP's parent company may elect certain individuals to the AMEP Board to replace the current directors.

         Other than by virtue of the merger and except as otherwise described above or elsewhere in this proxy statement, Nasco has no current plans or proposals which relate to or would result in:

          o any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving AMEP or any of its subsidiaries;

          o any purchase, sale or transfer of a material amount of assets of AMEP or any of its subsidiaries;

          o any material change in AMEP's capitalization, dividend rate or policy, or indebtedness; any change in the management of AMEP, the composition of the AMEP Board or any change in any material term of the employment arrangements of any executive officer; or

          o any other material change in AMEP's corporate structure or business.

Certain Federal Income Tax Consequences

         The following discussion is a summary of material U.S. federal income tax consequences of the merger to holders of common stock who are U.S. persons and hold their shares as capital assets. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury regulations, administrative pronouncements of the U.S. Internal Revenue Service (the "IRS") and judicial decisions in effect on the date hereof, all of which are subject to change, retroactively and prospectively, and to possibly differing interpretations. For purposes hereof, a U.S. person is (i) a U.S. citizen or resident alien individual, (ii) a corporation created or organized in or under the laws of the United States or any state, (iii) an estate the income of which is subject to U.S. federal income tax without regard to the source and (iv) a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions relating to the trust. The discussion set forth below is for general information only and, thus, does not address all of the U.S. federal income tax consequences of the merger that may be relevant to the holders of AMEP common stock based upon their particular circumstances. Moreover, this summary does not apply to certain categories of holders of common stock that may be subject to special tax rules, including, but not limited to, banks, tax-exempt organizations, insurance companies, regulated investment companies, non-U.S. persons and holders who acquired such shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the discussion does not address the state, local or foreign tax consequences of the merger.

         EACH HOLDER OF COMMON STOCK IS URGED TO CONSULT SUCH SHAREHOLDER'S TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER ON THEIR INDIVIDUAL CIRCUMSTANCES.

         General Federal Income Tax Consequences of the Merger. The receipt of cash in exchange for common stock pursuant to the merger would be a taxable sale for U.S. federal income tax purposes. Accordingly, an AMEP shareholder who receives cash pursuant to the merger will recognize taxable gain or loss equal to the difference between the amount of cash received and the shareholder's adjusted tax basis in the shares surrendered therefor. The gain or loss will be a long-term capital gain or loss if, as of the date of the sale, such shareholder's holding period for such shares is more than one year. Under current law, an individual is subject to a maximum federal income tax rate of 20% on any net long-term capital gains, and a corporation is subject to a maximum U.S. federal income tax rate of 35% on any net capital gain. Short term capital gain is taxed to individuals at the same rate as the individual's ordinary income. If the receipt of cash in exchange for shares results in recognition of a capital loss, deductibility of such loss may be subject to limitation.

         Backup Withholding. Unless an AMEP shareholder complies with certain reporting or certification procedures or is an "exempt recipient" (in general, corporations and certain other entities) under applicable provisions of the Code and Treasury regulations, such shareholder may be subject to withholding tax of 31% with respect to any cash payments received pursuant to the merger. Backup withholding is not an additional tax. Any amount withheld under these rules will be credited against a shareholder's U.S. federal income tax liability provided such shareholder furnishes the required information to the IRS. If a shareholder does not comply with the backup withholding rules, such holder may be subject to penalties imposed by the IRS. A non-U.S. AMEP shareholder should consult such shareholder's tax advisor with respect to the application of withholding rules to such shareholders with respect to any cash payments received pursuant to the merger.

         Other federal income tax consequences. Neither Geneve, GC Sub, Nasco nor AMEP will recognize any gain or loss as a result of the merger. Neither Mr. Ciurczak nor Mr. Crawford will recognize any gain or loss from the transaction, as neither owns any stock of AMEP.

                                   THE MERGER

Merger Consideration

         The merger will become effective when the articles of merger are filed with, and are accepted for record by, the Secretary of State of Colorado. At the time of the merger, GC SUB will be merged with and into AMEP. The separate corporate existence of GC SUB will cease, and AMEP will continue as the surviving corporation and become a wholly owned subsidiary of Nasco.

         The merger will have the following effects:

          o Each outstanding share of AMEP common stock will be converted into the right to receive $10.00 in cash as merger consideration. The merger consideration will be payable without any interest once the AMEP stock certificate that formerly evidenced such share of AMEP common stock has been duly surrendered. The conversion described in this paragraph will not apply to the shares owned by Nasco and its affiliates.

          o Each outstanding share of common stock of GC SUB will be converted into one share of common stock of AMEP as the surviving corporation.

          o Each share of AMEP common stock owned by Nasco will automatically be cancelled, and no payment will be made with respect thereto.

         Dissenting shareholders have a statutory right to seek a determination of the fair value of their shares of AMEP common stock under Colorado corporate law. See "- Dissenters' Rights" on page __.

Payment Procedure

         On or before the closing date of the merger, Nasco will enter into an agreement with a bank or trust company to serve as a paying agent selected by Nasco and reasonably acceptable to AMEP. Upon effectiveness of the merger, Nasco will deposit for the account of the paying agent, in trust for the benefit of the holders of AMEP common stock who are to receive merger consideration, an amount in cash equal to the aggregate merger consideration. This amount will be used as the exchange fund for the merger.

         The paying agent will mail to you a letter of transmittal after the merger becomes effective. The letter of transmittal will contain instructions that explain how you should return AMEP stock certificate(s) in order to receive the merger consideration. You should not return your AMEP stock certificate(s) until you receive the letter of transmittal. If you own your stock in street name through a brokerage firm, that firm should contact you with instructions about how to receive the merger consideration.

         Upon returning your AMEP stock certificate(s), together with your letter of transmittal, duly completed and validly executed in accordance with the paying agent's instructions, the paying agent will pay you an amount in cash equal to the product of the merger consideration multiplied by the number of shares of AMEP common stock formerly represented by such AMEP stock certificate(s). Upon payment, all returned AMEP stock certificate(s) will be cancelled.

         Until you return your AMEP stock certificate(s), they will only represent the right to receive the merger consideration. No interest will be paid or accrued on the merger consideration. If the merger consideration (or any portion thereof) is to be paid to any person other than you, then the stock certificate(s) must be properly endorsed or otherwise be in proper form for transfer. The person surrendering such AMEP stock certificate(s) will pay to the paying agent any transfer or other similar taxes required. Alternatively, you may establish to the satisfaction of the surviving corporation that such tax has been paid or is not applicable.

         After the six-month anniversary of the merger, the surviving corporation will be entitled to require the paying agent to return to the surviving corporation any portion of the exchange fund (including, without limitation, all interest and other income received by the paying agent in respect of all funds made available to it) which remains undistributed to the holders of AMEP stock certificates and any other documents in its possession relating to the merger, and the paying agent's duties will terminate. If you have not received payment of the merger consideration by this time, then you may look only to the surviving corporation for payment. You may obtain payment from the surviving corporation by surrendering your AMEP stock certificate(s) to the surviving corporation and complying with other instructions received from the surviving corporation.

         After the merger, the stock transfer books of AMEP will be closed. There will be no further registration of transfers on the stock transfer books of the surviving corporation of any shares of AMEP common stock that were outstanding immediately before the merger. AMEP stock certificates presented to the surviving corporation or the paying agent after the merger will be surrendered and cancelled in return for the payment of the merger consideration represented thereby, as provided above and pursuant to the terms of the merger agreement.

         You will cease to have any rights with respect to shares of AMEP common stock after the merger, except the right to receive the merger consideration.

         The paying agent and the surviving corporation will be entitled to deduct and withhold tax amounts from the merger consideration otherwise payable to you as required under the Code, or any applicable provision of state, local or foreign tax law. Any withheld tax amounts which are actually paid to the appropriate taxing authorities will be treated as having been paid to you.

         You will need to provide an affidavit if you have lost your AMEP stock certificate(s) or if your certificate(s) have been stolen or destroyed. The paying agent or surviving corporation may require you to post a bond of a reasonable amount as indemnity against any claim that may be made with respect to any missing AMEP stock certificate. The paying agent will issue in exchange for such lost, stolen or destroyed AMEP stock certificate(s) the merger consideration to which you are entitled pursuant to the merger agreement.

Treatment of Stock Options and Stock Grants

         At the time of the merger and pursuant to AMEP's stock plans, each option to purchase shares of AMEP common stock, whether or not exercisable, will be deemed converted into, and the holders of each such option will be entitled to receive upon surrender of the option for cancellation, an amount of cash equal to the product of (i) the positive difference, if any, between $10.00 and the exercise price of such option; and (ii) the number of shares of common stock covered by such option. AMEP will take all necessary action to approve the disposition of the options in connection with the transactions contemplated by the merger agreement to the extent necessary to exempt such dispositions and acquisitions under Rule 16b-3 of the Exchange Act. Any payments related to the cancellation of options would be subject to all applicable federal, state and local tax withholding requirements.

Merger Financing; Expenses of the Merger

         The total amount of funds required by Nasco to acquire all of the outstanding shares of AMEP common stock not owned by Nasco and to pay related fees and expenses is estimated to be approximately $6.0 million.

         The merger agreement provides that, with certain limited exceptions, all costs and expenses incurred in connection with the merger will be paid by the party incurring such expenses, whether or not the merger is consummated. AMEP is required under the merger agreement to pay Nasco a "break-up" fee of $475,000 and to reimburse GC's reasonable and documented expenses incurred in connection with the merger agreement if:

          o AMEP or Nasco terminates the merger agreement due to the failure of AMEP's shareholders to approve the merger and merger agreement;

          o at the time of such failure to approve the merger and merger agreement, there exists a publicly announced competing transaction to that of Nasco;

          o within 12 months of the termination of the merger agreement with Nasco, AMEP enters into an agreement with a third party with respect to a competing transaction; and

          o    the competing transaction is subsequently consummated.

         The following is an estimate of expenses to be incurred in connection with the merger.

EXPENSES TO BE PAID BY AMEP:

Financial advisory fees and expenses                              $ 60,000

Legal fees and expenses                                           $ 75,000

Printing and mailing fees                                         $ 10,000

Filing fees  (SEC)                                                $  1,100

Miscellaneous                                                     $  8,900

                                                                  --------

       Total                                                      $155,000

EXPENSES TO BE PAID BY NASCO:

Legal fees and expenses                                           $ 75,000

Miscellaneous                                                     $ 25,000

                                                                  --------

         Total                                                    $100,000


Interests of Certain Persons in the Merger

         In considering the merger, you should be aware that certain members of AMEP's management and Board may have interests in the merger that are different from, or in addition to, their interests solely as shareholders of AMEP. These interests are described below. The AMEP Board was aware of these potential or actual conflicts of interest and considered them along with the other matters described under "SPECIAL FACTORS - Recommendation of AMEP's Board of Directors" on page __.

         Mr. Richard J. Ciurczak has been President and Chief Operating Officer of Nasco since October 1996. Mr. John J. Crawford has been President and Chief Executive Officer of The Aristotle Corporation since April 2, 1990, and Chairman of its Board since April 1993. Geneve holds a 50.4% ownership interest in The Aristotle Corporation. Both Messrs. Ciurczak and Crawford are directors of AMEP. Mr. Ciurczak and Mr. Crawford, as a result of their positions with AMEP, owe fiduciary duties to the shareholders of AMEP, in addition to the fiduciary duties they owe to the shareholders of Geneve. At times, they may be confronted by issues, including the merger, that present them with potentially conflicting interests and obligations. Consequently, AMEP's chief executive officer chose the independent financial advisor and Company counsel for the merger and such choice was approved by Messrs. Ciurczak and Crawford upon the chief executive officer's recommendation. In addition, although the terms of the merger were recommended and approved by the chief executive officer of AMEP, Messrs. Ciurczak and Crawford reclused themselves from the Board vote on the merger.

         Finally, the Company's Chief Executive Officer, Clifford Thygesen, owns stock and stock options in AMEP and may benefit from that ownership if the merger is approved. See "SECURITY OWNERSHIP OF FIVE PERCENT BENEFICIAL OWNERS AND MANAGEMENT."

         GC has a Schedule 13D as amended on file with the SEC with respect to its stockholdings in AMEP. See "SECURITY OWNERSHIP OF FIVE PERCENT BENEFICIAL OWNERS AND MANAGEMENT - Owners of More than Five Percent" on page __.

         Effects of the Merger on Interested Persons' Stock Options. Certain of AMEP's directors and executive officers hold options to purchase shares of AMEP common stock pursuant to its Stock Option Plan.

         The following table sets forth the value of the options outstanding under AMEP's stock plans (based on the prices to be paid for the cancellation of each option) held by AMEP's chief executive officer and four other most highly compensated executive officers and all of the executive officers as a group:

AMEP Executive Officers                               Option Value

Clifford C. Thygesen, President, Chief Executive      $147,000
   Officer and Director

Frank L. Jennings, Chief Financial Officer and        $ 24,000
   Vice President of Finance

All executive officers as a group (2 individuals)     $171,000

Accounting Treatment

         The merger will be accounted for by Nasco under the purchase method of accounting in accordance with accounting principles generally accepted in the United States. Under this accounting method, AMEP's historical results for the periods before the merger will remain unchanged. In addition, the aggregate consideration paid by Nasco in connection with the merger, together with the direct costs of acquisition, will be allocated to AMEP's assets and liabilities and measured at their fair values. The excess of the investment cost over the net assets' fair value will be recognized as an intangible asset (goodwill). AMEP's pre-merger earnings will be excluded from the net income of the combined enterprise. AMEP's retained earnings will not carry over to the combined enterprise. Costs incurred to effect the merger will be capitalized by adding to the investment cost.

Regulatory Approvals

         The merger agreement provides that Nasco and AMEP will use their reasonable best efforts to cause the merger to be consummated, including the obtaining of all necessary consents, waivers, permits, authorizations, orders and consents of third parties, whether private or governmental, in connection with the merger.

         Except for the filing of articles of merger with the Secretary of State of Colorado, after AMEP's shareholder approval of the merger and merger agreement, compliance with federal and state securities laws and after the proposed agreement to settle litigation claims asserted by AMEP shareholders is approved by the District Court, County of Boulder, Colorado and is not subject to appeal, neither Nasco nor AMEP is aware of any material U.S. federal or state or foreign governmental regulatory requirement that must be complied with, or approval that must be obtained, in connection with the merger.

Dissenters' Rights

         If you decide to vote against the merger and merger agreement, i.e., dissent or withhold your vote, you will be entitled to seek statutory dissenters' rights under Colorado Law. If the holders of more than 5% of the outstanding common stock of AMEP other than shares held by Nasco exercise their dissenters' rights, GC may terminate the merger. See "Conditions to the Merger" on page ____.


         Right to Dissent. AMEP shareholders are entitled to dissent from the merger and obtain payment of the fair value of their shares if and when the merger is effected. Under CBCA Article 113, a shareholder entitled to dissent and obtain payment for the shares may not challenge the corporate action creating the right to dissent unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         Under CBCA Section 7-113-103, a record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights.

         CBCA Section 7-113-103(2) provides that a beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if (a) the beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights and (b) the beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

         AMEP will require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to AMEP that the beneficial shareholder and the record shareholder or shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights.

         Procedure for Exercise of Dissenters' Rights. The notice accompanying this Proxy Statement states that shareholders of AMEP are entitled to assert dissenter's rights under CBCA Article 113. An AMEP shareholder who wishes to assert dissenters' rights must: (a) cause AMEP to receive before the vote is taken on the merger at the Special Meeting, written notice of the shareholder's intention to demand payment for the shareholder's shares if the merger is effected; and (b) not vote the shares in favor of the merger. AN AMEP SHAREHOLDER WHO DOES NOT SATISFY THE FOREGOING REQUIREMENTS WILL NOT BE ENTITLED TO DEMAND PAYMENT FOR HIS OR HER SHARES UNDER CBCA ARTICLE 113.

         If the merger is approved at the Special Meeting, AMEP will send written notice to dissenters who are entitled to demand payment for their shares. The notice required by AMEP will be given no later than 10 days after the effective time of the merger and: (a) state that the merger was authorized and state the effective time or proposed effective date of the merger; (b) set forth an address at which AMEP will receive payment demands and the address of a place where certificates must be deposited; (c) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (d) supply a form demanding payment, which form will request a dissenter to state an address to which payment is to be made; (e) set the date by which AMEP must receive the payment demand and certificates for shares, which date will not be less than 30 days after the date the notice is given; (f) state that if a record AMEP shareholder dissents with respect to the shares held by any one or more beneficial shareholders each such beneficial shareholder must certify to AMEP that the beneficial shareholder and the record shareholder or the record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation of the ability to exercise dissenters' rights; and (g) be accompanied by a copy of CBCA Article 113.

         A shareholder who is given a dissenters' notice and who wishes to assert dissenters' rights must, in accordance with the terms of the dissenters' notice, (a) cause AMEP to receive a payment demand (which may be a demand form supplied by AMEP and duly completed or other acceptable writing) and (b) deposit the shareholder's stock certificates. A shareholder who demands payment in accordance with the foregoing retains all rights of a shareholder, except the right to transfer the shares until the effective time, and has only the right to receive payment for the shares after the effective time. A demand for payment and deposit of certificates is irrevocable except that if the effective time does not occur within 60 days after the date set by AMEP by which it must receive the payment demand, AMEP will return the deposited certificates and release the transfer restrictions imposed. If the effective time occurs more than 60 days after the date set by AMEP by which it must receive the payment demand, then AMEP shall send a new dissenters' notice. AN AMEP SHAREHOLDER WHO DOES NOT DEMAND PAYMENT AND DEPOSIT SUCH SHAREHOLDER'S AMEP SHARE CERTIFICATES AS REQUIRED BY THE DATE OR DATES SET FORTH IN THE DISSENTERS' NOTICE WILL NOT BE ENTITLED TO DEMAND PAYMENT FOR SUCH SHAREHOLDER'S AMEP SHARES UNDER CBCA ARTICLE 113, IN WHICH CASE, SUCH SHAREHOLDERS WILL RECEIVE CASH AS PROVIDED BY THE MERGER AGREEMENT.

         At the effective time or upon receipt of a payment demand, whichever is later, AMEP will pay each dissenter who complied with the notice requirements referenced in the preceding paragraph, the AMEP estimate of the fair value of the dissenter's shares plus accrued interest. Payment shall be accompanied by an audited balance sheet as of the end of the most recent fiscal year of AMEP or, if that is not available, AMEP's balance sheet as of the end of the fiscal year not ending more than sixteen months before the date of payment, and an audited income statement for that year, and an audited statement of changes in shareholders' equity for that year and an audited statement of cash flow for that year, as well as the latest available financial statements, if any, for the interim period, which interim financial statements will be unaudited. Payment will also be accompanied by a statement of the estimate of AMEP of the fair value of the shares and an explanation of how the interest was calculated, along with a statement of the dissenter's right to demand payment and a copy of CBCA
Article 113.

         If a dissenter disagrees with the AMEP payment or offer, such dissenter may give notice to AMEP in writing of the dissenter's estimate of fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made prior thereto, or reject the offer of AMEP and demand payment of the fair value of the shares and interest due if: (a) the dissenter believes that the amount paid or offered is less than the fair value of the shares or that the interest due was incorrectly calculated, (b) AMEP fails to make payment within 60 days after the date set by AMEP by which it must receive the payment demand or (c) AMEP does not return deposited certificates in the event the effective time is 60 days after the date set by AMEP by which the payment demand must be received by the shareholder asserting dissenters' rights. A DISSENTER WAIVES THE RIGHT TO DEMAND PAYMENT UNDER THIS

PARAGRAPH UNLESS SUCH DISSENTER CAUSES AMEP TO RECEIVE THE NOTICE REFERENCED IN THIS PARAGRAPH WITHIN 30 DAYS AFTER AMEP MAKES OR OFFERS PAYMENT FOR THE SHARES OF THE DISSENTER, IN WHICH EVENT, SUCH DISSENTER WILL RECEIVE CASH AS PROVIDED BY THE MERGER AGREEMENT.

         Judicial appraisal of Shares. If a demand for payment made by a dissenter as set forth above is unresolved, AMEP may, within 60 days after receiving the payment demand, commence a proceeding and petition a court to determine the fair value of the shares and accrued interest. If AMEP does not commence the proceeding within the 60 day period, it must pay to each dissenter whose demand remains unresolved the amount demanded. AMEP must commence the proceeding described above in the District Court of the County of Boulder, Colorado. AMEP must make all dissenters whose demands remain unresolved parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Jurisdiction in which the proceeding is commenced is plenary and exclusive. One or more persons may be appointed by the court as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers will have the powers described in the court order appointing them. The parties to the proceeding will be entitled to the same discovery rights as parties in other civil proceedings. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, to exceed the amount paid by AMEP, or for the fair value, plus interest, of a dissenter's shares for which AMEP elected to withhold payment.

         The court in an appraisal proceeding will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess the costs against AMEP, except that the court may assess costs against all or some of the dissenters, in the amount the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (a) against AMEP and in favor of any dissenters if the court finds that AMEP did not substantially comply with the procedures for exercise of dissenters' rights set forth in CBCA Article 113; or (b) against either AMEP or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by CBCA Article 113. If the court finds that the services of counsel for any dissenter were of substantial benefit to the other dissenters similarly situated, and that the fees for those services should not be assessed against AMEP, the court may award to such counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

Delisting and Deregistration of AMEP Common Stock after the Merger

         AMEP common stock is currently listed on the NASDAQ and the Pacific. Because all of the AMEP common stock outstanding immediately prior to the date of completion of the merger will be cancelled in exchange for the right to receive the merger consideration as a result of the merger, the AMEP common stock will be delisted from the NASDAQ and the Pacific if the merger is approved.

         AMEP common stock is currently registered under the Exchange Act. Nasco has stated its intention to terminate registration of AMEP common stock under the Exchange Act following the merger. The termination of registration of the common stock under the Exchange Act will reduce the information required to be furnished to the Commission and will make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with shareholders meetings, no longer applicable.

                              THE MERGER AGREEMENT

         The merger agreement provides for the merger of GC SUB with and into AMEP, with AMEP continuing as the surviving corporation after the merger. This section of the proxy statement describes material provisions of the merger agreement. Because the description of the merger agreement contained in this proxy statement is a summary, it does not contain all of the information that may be important to you. You should carefully read the entire copy of the merger agreement attached as Exhibit A to this proxy statement before you decide how to vote. The merger agreement attached as Exhibit A to this proxy statement qualifies the description of the merger agreement contained in this document in its entirety and is incorporated by reference into this proxy statement.

Completion of the Merger

         Closing. Unless the parties agree otherwise, the closing of the merger will take place as promptly as practicable and no later than the second business day after the date on which certain closing conditions have been satisfied or waived or any other time as agreed to in writing by Nasco and AMEP.

         Effective Time of the Merger. The merger will be effective upon the filing of the articles of merger with the Secretary of State of Colorado, or at such time not to exceed 30 days after acceptance for record as agreed to by Nasco and AMEP. See "- Conditions to the Merger" on page __.

         Effect of Merger. At the effective time, all outstanding shares, other than shares held by Nasco, of common stock will be converted into the right to receive $10.00 per share in cash. Following the merger, AMEP will become a wholly owned subsidiary of Nasco.

Representations and Warranties of AMEP and Nasco

         The merger agreement contains various representations and warranties of AMEP relating to:

          o proper organization and good standing of AMEP and its subsidiaries;

          o    the charter and bylaws of AMEP;

          o    the capitalization of AMEP;

          o the corporate authorization and enforceability of the merger agreement;

          o    compliance with laws;

          o the filing of SEC reports and the preparation of financial statements;

          o    the absence of certain material adverse changes or events;

          o    employee benefit plans and labor matters;

          o    material contracts and debt instruments;

          o    litigation;

          o    environmental matters;

          o    trademarks, patents and copyrights;

          o    taxes;

          o    title to personal property, real property and leases;

          o    insurance;

          o    AMEP Board recommendation;

          o    brokers; and

          o required shareholder vote to approve the merger and merger agreement.

         The merger agreement contains various representations and warranties of Nasco and GC SUB relating to:

          o    proper organization and good standing of Nasco;

          o    compliance with laws;

          o    absence of litigation;

          o    brokers;

          o    purpose of GC SUB; and

          o    financing of the merger.

Certain Covenants

         The merger agreement contains certain covenants relating to:

          o    filing of this proxy statement and a transaction statement on
               Schedule 13E-3;

          o AMEP's obligation to call a shareholders' meeting to vote on the approval of the merger and merger agreement;

          o    access to information and confidentiality of information;

          o election of directors of the surviving corporation after the merger;

          o    directors' and officers' indemnification and insurance;

          o    further actions, consents and filings; and

          o    public announcements.

No Solicitation of Acquisition Transactions

         The merger agreement provides that AMEP and its subsidiaries, officers, directors, employees, agents or other representatives will not initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to:

          o a merger, reorganization, business combination, liquidation, dissolution or other similar transaction involving AMEP;

          o the purchase or sale of all or any significant portion of the assets of AMEP and its subsidiaries, taken as a whole; or

          o    the purchase or sale of any equity securities of AMEP.

         AMEP, its subsidiaries and their officers, directors, employees, agents or other representatives will not have any discussion with or provide any confidential information relating to AMEP or its subsidiaries to any person relating to a competing transaction or engage in or facilitate any negotiations concerning a competing transaction unless:

          o AMEP concludes in good faith, after consultation with independent financial advisors, that such competing transaction would, if consummated, be more favorable to AMEP's shareholders than the merger (a "Superior Proposal");

          o the AMEP Board determines in good faith, after consultation with independent legal counsel, that such action is necessary for the AMEP Board to act consistently with its fiduciary duty;

          o prior to providing any AMEP confidential information in response to such Superior Proposal, AMEP receives a confidentiality agreement with such person; and

          o prior to providing any AMEP confidential information or entering into any discussions with such person making a Superior Proposal, AMEP gives notice to Nasco of the identity of the person making, and the terms of, the Superior Proposal.

Conduct of the Business of AMEP before the Merger

         Pursuant to the merger agreement, AMEP has agreed that, among other things, from August 14, 2000 and prior to the merger, unless Nasco will otherwise consent in writing, which consent will not be unreasonably withheld or delayed, it will, and, where applicable, will cause each of its subsidiaries to:

          o conduct its business in the ordinary course of business and consistent with past practice;

          o use its reasonable best efforts to keep available the services of the present officers, significant employees and consultants of AMEP and its subsidiaries and to preserve the current relationship with customers, suppliers and others having significant business relations with them, in order to preserve substantially intact its business organization;

          o    not amend organizational documents;

          o not issue, sell, dispose of, or otherwise encumber any shares of capital stock, any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, of AMEP or any of its subsidiaries, except for the issuance of any shares of capital stock issuable pursuant to the exercise of any AMEP stock options and any AMEP warrants outstanding as of August 14, 2000;

          o not issue, sell, dispose of, or otherwise encumber any property or assets of AMEP or its subsidiaries, except in the ordinary course of business and in a manner consistent with past practice, provided that the aggregate amount of any such sale or disposition or pledge, grant, transfer, lease, license, guarantee or encumbrance of the property or assets will not exceed $50,000;

          o not declare, set aside, make or pay any dividend or distribution payable in cash, stock, property or otherwise, other than the dividend in the aggregate amount of $780,750 as previously announced;

          o not reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire its outstanding capital stock;

          o not acquire any interest in any business organization other than acquisitions of assets in the ordinary course of business consistent with past practice which are not, in the aggregate, in excess of $50,000 or purchases of inventory for resale in the ordinary course of business and consistent with past practice;

          o not terminate, cancel or request or agree to any material change in any material contract of AMEP, or enter into any contract or agreement material to the business, results of operations or financial condition of AMEP and its subsidiaries, other than in the ordinary course of business and consistent with past practice;

          o    not make or authorize certain capital expenditures;

          o not enter into or amend any contract or arrangement that, if fully performed, would not be permitted under the previous four provisions;

          o not increase the compensation of officers or employees, except for increases in accordance with past practices in salaries of employees who are not officers of AMEP;

          o not grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of AMEP or its subsidiaries not already contracted for;

          o not establish, adopt, enter into or amend any employee benefit agreement, except as required by the merger agreement or the terms of a collective bargaining agreement or a contractual obligation existing on the date of the merger agreement;

          o not take any action with respect to modifying accounting policies or procedures, other than actions in the ordinary course of business, consistent with past practice or the requirements of accounting principles generally accepted in the United States and as advised by AMEP's regular certified independent public accountants;

          o not waive, release, assign, settle or compromise any material claims or litigation involving money damages in excess of $50,000;

          o not make any material tax election or settle any material tax liability.;

          o not authorize or enter into any formal or informal agreement or commit to do any of the foregoing or permit any subsidiary to do any of the foregoing;

          o not take any action that will likely result in the representations and warranties becoming false;

          o not enter into any transaction other than in the ordinary course of business or as permitted above; and

          o not take any action that could reasonably be expected to have a materially adverse effect.

         Pursuant to the merger agreement, each of AMEP and Nasco will give prompt notice to the other of:

          o any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the merger;

          o any notice or other communication from any governmental entity in connection with the merger;

          o any actions or proceedings commenced or, to the best of the party's knowledge, threatened in writing against or relating to Nasco, AMEP or their subsidiaries that relate to the completion of the merger;

          o the occurrence of a default or event that will become a default under any of AMEP's material contracts; and

          o any change that is reasonably likely to result in a material adverse effect under the merger agreement or is likely to delay or impede the ability of either Nasco or AMEP to complete the transactions contemplated in the merger agreement or to fulfill its obligations under the merger agreement.

Employee Stock Plans

         Effective as of the completion of the merger, each outstanding AMEP stock option, whether or not exercisable, will be deemed converted into, and the holders of each such option will be entitled to receive upon surrender of the option for cancellation, an amount of cash equal to the product of (i) the positive difference, if any, between $10.00 and the exercise price of such option; and (ii) the number of shares of common stock purchasable upon exercise of such option.

Indemnification and Insurance

         Following the merger, the articles and bylaws of the surviving corporation will contain the provisions regarding liability of directors and indemnification of directors and officers that are set forth, as of August 14, 2000, in the articles and bylaws of AMEP. For a period of six years from the completion of the merger those provisions will not be amended, replaced or otherwise modified in a manner that would affect adversely the rights of individuals who at or prior to the completion of the merger were directors, officers, employees, fiduciaries or agents of AMEP. In addition, for a period of three years from the completion of the merger, the surviving corporation will maintain insurance policies for directors and officers with coverage relating to claims arising from facts or events that occurred prior to the completion of the merger as extensive as AMEP's existing policies.

         The merger agreement provides that, except as otherwise agreed, following the merger, the surviving corporation will indemnify each present and former director and officer of AMEP for all costs incurred in connection with any claim, action, suit, proceeding or investigation, arising out of matters existing or occurring at or prior to the completion of the merger.

Conditions to the Merger

         Conditions to Each Party's Obligation to Complete the Merger. The respective obligation of AMEP and Nasco to effect the merger is subject to the satisfaction of the following conditions, unless waived by the parties:

          o Shareholders Approval. The merger and merger agreement will have been approved by the requisite affirmative vote of the shareholders of AMEP under applicable law, and a majority of the votes cast by shareholders other than Nasco and its affiliates.

          o No Proceedings. No preliminary or permanent injunction, decree or other order issued by any governmental entity or other legal restraint or prohibition preventing the completion of the merger will be in effect, and no law will have been enacted or adopted that enjoins, prohibits or makes illegal the completion of the merger.

         Additional Conditions to the Obligation of Nasco. The obligation of Nasco to effect the merger is further subject to the satisfaction of the following additional conditions, unless waived by Nasco:

          o Representations and Warranties. The representations and warranties of AMEP contained in the merger agreement will be true and correct in all material respects as of the time of the merger as if made at and as of such time, except that the representations and warranties that address matters only as of a particular date will remain true and correct in all material respects as of such date.

          o Performance of Obligations. AMEP will have performed or complied in all material respects with all agreements and covenants required by the merger agreement.

          o Governmental Approvals. All consents, approvals, waivers and authorizations required to be obtained to complete the merger will have been obtained from all governmental entities, except if the failure to obtain any such consents would not result in a material adverse effect under the merger agreement.

          o Third Party Consents. All consents, approvals, waivers and authorizations of third parties, which, if not obtained, would result in a material adverse effect under the merger agreement will have been obtained.

          o Any litigation commenced against Geneve, AMEP or certain of their affiliates and relating to the merger is concluded in a manner satisfactory to Geneve. See "Regulatory Approvals" on page _____.

          o Dissenters. The holders of not more than 5% of the outstanding common stock of AMEP other than Geneve or Nasco and its affiliates shall have exercised their dissenters' rights demanding payment under the Colorado statute.

         Additional Conditions to the Obligations of AMEP. The obligation of AMEP to effect the merger is further subject to the satisfaction of the following additional conditions, unless waived by AMEP:

          o Performance of Obligations/Representations and Warranties. Nasco will have performed or complied in all material respects with all of their agreements and covenants in the merger agreement, and the representations and warranties of Nasco will be true and correct in all material respects as of the time of the merger as if made at and as of such time, except that those representations and warranties that address matters only as of a particular date will remain true and correct in all material respects as of such date.

         Other than approval of the merger by a majority of the votes cast by the shareholders of AMEP other than Nasco, and the final approval of the settlement of pending litigation, neither AMEP nor Nasco is aware of any material uncertainty regarding satisfaction of the foregoing conditions. However, there is no assurance that all of the conditions will be satisfied or that the merger will be completed.

Organization of the Business of the Surviving Corporation after the Merger

         Following the merger between GC SUB and AMEP, AMEP will be a wholly owned subsidiary of Nasco. Pursuant to the merger agreement, the articles of incorporation of GC SUB, as in effect immediately prior to the time of the merger, will be the articles of AMEP following the merger, except that it will be amended to provide that the name of the surviving corporation will be "American Educational Products, Inc." Pursuant to the merger agreement, the bylaws of GC SUB, as in effect immediately prior to the time of the merger will be the bylaws of AMEP following the merger. After the merger and subject to the provisions of the merger agreement, the organizational documents may be amended as provided by applicable law and by the organizational documents of AMEP.

Termination, Amendment or Waiver

         Termination. The merger agreement may be terminated at any time prior to the merger, whether before or after the approval by the shareholders of AMEP:

          o by the mutual written consent of the boards of directors of AMEP and Nasco;

          o    by either Nasco or AMEP if:

               - the merger is not completed by May 31, 2001, so long as the delay or default was not on the part of the terminating party;

               - the merger is restrained, enjoined or otherwise prohibited by a court order or any law is enacted that enjoins, prohibits or makes illegal completion of the merger; or

               - any required approval of the merger or merger agreement by the shareholders of AMEP is not obtained due to the failure to obtain the required vote at AMEP's shareholders meeting; or

          o by Nasco upon a breach of, or failure to perform in any material respect, any representation, warranty, covenant or agreement on the part of AMEP contained in the merger agreement, which had caused certain conditions to the obligation of AMEP to effect the merger to be incapable of being satisfied, provided that this breach or failure cannot be or has not been cured within 30 days after the giving of notice of such breach or failure; o by AMEP upon a breach of, or failure to perform in any material respect, any representation, warranty, covenant or agreement on the part of Nasco contained in the merger agreement, which had caused certain conditions to the obligation of Nasco to effect the merger to be incapable of being satisfied, provided that this breach or failure cannot be or has not been cured within 30 days after the giving of notice of such breach or failure;

          o    by Nasco if:

               - the AMEP Board withdraws, modifies or changes its recommendation of the merger agreement in a manner adverse to Nasco or resolves to do so;

               - after receiving a proposal relating to a competing transaction the AMEP Board refuses to affirm its recommendation of the merger agreement with Nasco upon request by Nasco;

               - the AMEP Board recommends to its shareholders a competing transaction or resolves to do so;

               - the holders of more than 5% of the outstanding common stock of AMEP (other than shares held by Nasco and all of its affiliates), shall have exercised their dissenters' rights demanding payment under Colorado law; or

               - any litigation pending against Geneve, AMEP or certain of their affiliates and relating to the merger is not concluded to the satisfaction of Geneve.

         Amendment. The merger agreement may be amended by action taken by the parties' respective boards of directors, at any time prior to the time of the merger. Following the approval of the merger agreement by AMEP shareholders, no amendment will be made which would reduce the amount of or change the type of consideration into which each share of AMEP common stock will be converted upon the completion of the merger.

         Waiver. At any time prior to the time of the merger, either party to the merger agreement may, in writing:

          o extend the time for the performance of any obligation or other act of the other party to the merger agreement;

          o waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

          o waive compliance with any agreement or condition contained in the merger agreement.

Expenses and Termination Fee

         Expenses. The merger agreement provides that all costs and expenses incurred in connection with the merger and merger agreement will be paid by the party incurring those expenses, whether or not the merger is completed, except:

          o if AMEP or Nasco terminates the merger agreement due to the failure of AMEP's shareholders to approve the merger and merger agreement and at the time of such failure there exists a publicly announced competing transaction with respect to AMEP and within 12 months of the termination of the merger agreement, AMEP enters into an agreement with any third party with respect to a competing transaction, which transaction is subsequently completed, then AMEP will reimburse all reasonable documented expenses of Nasco simultaneously with the consummation of such transaction, plus a break-up fee in an amount of $475,000.

          o if Nasco terminates the merger as a result of any litigation pending against Geneve, AMEP or certain of their affiliates and relating to the merger, Nasco shall reimburse AMEP for any costs incurred in connection with the merger, up to the amount of $10,000.

         The merger agreement provides that such reimbursements will be the sole and exclusive remedy of the parties upon a termination of the merger agreement due to failure of AMEP's shareholders to approve the merger and merger agreement; provided, however, that nothing in the merger agreement relieves any party from liability for the willful breach of any of its representations or warranties, and the breach of any of its covenants or agreements set forth in the merger agreement.

       SECURITY OWNERSHIP OF FIVE PERCENT BENEFICIAL OWNERS AND MANAGEMENT

Owners of More than Five Percent

         The following table sets forth the class of shares of AMEP common stock, and the amount and percentage of that class, beneficially owned by all persons known by AMEP to be the beneficial owners of more than 5% of the shares of any class of AMEP common stock on ______________, 2001:

NAME AND ADDRESS OF                                          PERCENT
BENEFICIAL OWNER                          AMOUNT             OF CLASS
----------------                          ------             --------

Nasco International, Inc.......           666,961              55%
901 Janesville Avenue
Fort Atkinson, Wisconsin 53538

Nicholas Fegen.................            75,000               6%
595 So. Fork Drive
Waukee, Iowa 50263

Directors and Officers

         The following table sets forth the number of shares of each class of AMEP stock and the percentage of each class beneficially owned by each of the directors, by certain executive officers and by all directors and officers as a group on ________________, 2001:


                                                          COMMON STOCK
                                                    -----------------------
                                                     Amount              %
                                                    ---------           ---
Clifford C. Thygesen                                65,200(1)            5%
Frank L. Jennings                                   27,059(2)            2%
All officers and directors as a group               92,259               7%
(4 persons)

-------------------------
         (1) Includes 37,400 shares underlying stock options immediately exercisable at prices ranging from $3.875 to $9.125 per share.

         (2) Includes 14,000 shares underlying stock options immediately exercisable at prices ranging from $3.875 to $9.125 per share.


                       WHERE YOU CAN FIND MORE INFORMATION

         AMEP files annual, quarterly and special reports, proxy statements and other information with the Commission. In addition, because the merger is a "going private" transaction, AMEP, Geneve, GC Sub, Nasco and Messrs. Ciurczak and Crawford have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3 and such reports, proxy statements and other information contain additional information about AMEP. You may read and copy any reports, statements or other information filed by AMEP at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Commission filings of AMEP are also available to the public from commercial document retrieval services and at the website maintained by the Commission - "http://www.sec.gov".

                The Commission allows AMEP to "incorporate by reference" information into this proxy statement. This means that AMEP can disclose important information by referring to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the Commission will update and supercede the information in this proxy statement.

         AMEP incorporates by reference each document it files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the Special Meeting. AMEP also incorporates by reference into this proxy statement the following documents filed by it with the Commission (File No. 1-13799) pursuant to the Exchange Act:

          o AMEP'S Annual Report on Form 10-KSB for the year ended December 31, 2000;

          o All subsequent documents filed by AMEP with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting will be deemed to be incorporated by reference into this proxy statement and to be a part of it from the date of filing of those documents.

Any reference to the safe harbor for forward-looking statements in the foregoing reports are specifically not incorporated into this proxy statement.

         AMEP undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. Requests for copies should be directed to American Educational Products, Inc., 6560 Gunpark Drive, Suite E, Boulder, Colorado 80301, Attention: Frank L. Jennings, Secretary (Telephone number: (303) 527-3230).

         If you would like to request documents from AMEP, please do so by ____________, 2001 to receive them before the Special Meeting.

         AMEP's Board does not intend to bring any other matters to the shareholders for consideration at the Special Meeting.

         The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction. The delivery of this proxy statement will not create an implication that there has been no change in the affairs of AMEP since the date of this proxy statement or that the information herein is correct as of any later date.

         You should rely on the information contained or incorporated by reference in this proxy statement. AMEP has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated _____________, 2001. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement will not create any implication to the contrary.

______________________, 2001                  By Order of the Board of Directors
                                             -----------------------------------
                                             Frank L. Jennings, Secretary

PROXY                                                                      PROXY

                       AMERICAN EDUCATIONAL PRODUCTS, INC.
                       Special Meeting of the Shareholders
                              _______________, 2001

         The undersigned hereby appoints _________________ as Proxy and authorizes him to represent and vote, as designated below, all of the Common Shares of American Education Products which the undersigned is entitled to vote at the Special Meeting of Shareholders and at any adjournments thereof, with respect to the matter set forth below and described in the Proxy Statement dated March ___, 2001.

         This Proxy is revocable and will be voted as directed. If no indication is made, the Proxy will be voted in favor of the proposal.

1. To adopt the merger and approve the merger agreement, specifically including the transactions contemplated by the merger agreement by which American Educational Products, Inc. will be acquired by a wholly-owned subsidiary of Nasco International, Inc., all as more fully described in the Proxy Statement and the Merger Agreement.

         _____ FOR                 _____ AGAINST              _____ ABSTAIN

2. Such other business as may properly come before the meeting and any and all adjournments thereof.

         This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no indication is made, this Proxy will be voted FOR Proposal 1. The undersigned acknowledges receipt of (1) the Notice of Special Meeting of the Shareholders dated _______, 2001 and (2) the Proxy Statement dated __________, 2001.


Dated: ___________________, 2001


-----------------------------------      ---------------------------------------
Signature                                Signature - if jointly held

-----------------------------------      ---------------------------------------
Print Name and Title, if applicable      Print Name and Title, if applicable

INSTRUCTIONS: If you are signing as an individual, please sign exactly as your name appears hereon. If you are signing as an attorney, executor, administrator, trustee, guardian, corporate officer or other authorized officer, please give your full title.

                  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                  USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

Exhibit A-2

                               SECOND AMENDMENT TO

                          AGREEMENT AND PLAN OF MERGER


     THIS SECOND AMENDMENT, dated for reference purposes only as of the ___ day of April, 2001, is between Nasco International, Inc. ("Parent") and American Educational Products, Inc. ("Company").


                                    RECITALS:


     G. C. Associates Holdings Corp. ("GC") and the Company have executed an AGREEMENT AND PLAN OF MERGER dated August 14, 2000, as amended by the FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER dated March 6, 2001 (collectively, the "Merger Agreement"), pursuant to which it was contemplated that GC would form a wholly owned subsidiary to be merged with the Company, as a result of which the Company would become a wholly owned subsidiary of GC and GC would acquire all of the Company's common stock which it does not already own at a price of $10.00 per share;

     Parent succeeded to the interest of GC under the Merger Agreement in a transaction effective March 6, 2001, and the parties wish to acknowledge Parent as a party to the Merger Agreement;

     Parent and the Company desire to amend other provisions of the Merger Agreement relating to termination;

     NOW, THEREFORE, in consideration of the forgoing recitals, which shall be considered an integral part of this Amendment, and other good and valuable consideration, the parties hereby agree as follows:

     1. Modification of Termination Provision.
        -------------------------------------
     Section 8.01(b) of the Merger Agreement is hereby deleted in its entirety and the following language substituted in its place:

          (b) By either Parent or the Company, if the Effective Time shall not have occurred on or before May 31, 2001; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

     2. Succession of Parent.
        ---------------------
     Parent and the Company hereby acknowledge that Parent has succeeded to the interest of GC under the Merger Agreement, and Parent is entitled to all of the benefits of, and subject to all of the obligations of, GC in the Merger Agreement as if Parent had originally been a party.

     3. Remaining Provisions Unchanged.
        ------------------------------

     With the foregoing exceptions, the remaining terms and conditions of the Merger Agreement shall remain unchanged.

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective on the day and year first above written.


                                 AMERICAN EDUCATIONAL PRODUCTS, INC.


                                 By: /s/ Clifford C. Thygesen
                                    --------------------------------------------
                                    Clifford C. Thygesen, President



                                 NASCO INTERNATIONAL, INC.


                                 By: /s/ Steven B. Lapin
                                    -------------------------------------------
                                    Steven B. Lapin, Vice-President

                                    EXHBIT B
================================================================================

                               D.A. Davidson + Co.
                              8 Third Street North
                           Great Falls, Montana 59401

August 14, 2000



Board of Directors
American Educational Products, Inc.
6550 Gunpark Drive, Suite 200
Boulder, Colorado 80301


Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of American Educational Products, Inc. ("AMEP") of the consideration to be delivered to such shareholders by G.C. Associates Holdings Corp. ("GC"), in connection with the proposed merger (the "Merger") of all of the issued and outstanding shares of AMEP that GC does not already own. We understand that GC currently owns approximately 61% of the issued and outstanding shares of AMEP.

We have assumed that the terms of the Merger are as set forth in the final Agreement and Plan of Merger (the "Agreement") between AMEP and GC that you previously provided for our review. We understand that all shareholders of AMEP common stock will receive $10.00 per share in cash. It should also be noted that under the terms of the Merger, all debt and obligations of AMEP shall be assumed by GC.

In arriving at our opinion, we have reviewed various financial and operating information relating to AMEP, including, and without limitation, historical financial reports of AMEP, reports filed with the SEC, internal operating reports and analyses, and related information. We have also held discussions with AMEP's management regarding the business, its recent operating results and future prospects.

We have additionally examined and considered financial and stock market data for similar public companies, the publicly available financial terms of certain other similar business combinations, and other analyses and considerations that we deemed relevant.

Board of Directors
August 14, 2000
Page Two

In conducting our review and arriving at our opinion, we have relied, without independent investigation, upon the accuracy and completeness of all financial and other information publicly available or provided to us by AMEP. We have also assumed the reasonableness of and relied upon the estimates and judgements of management of AMEP as to the future business and financial prospects. We have not made an independent evaluation or appraisal of the assets or liabilities
(contingent or otherwise) of AMEP, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and the information provided to us through the date hereof.

D.A. Davidson & Co. is engaged in the valuation of companies and their securities in the course of its business as an investment firm. For our services in connection with rendering this opinion, we will receive a fee from AMEP.

We conducted our review for the purpose of providing an opinion to the AMEP Board of Directors as to the fairness from a financial point of view of the consideration in connection with the Merger. This letter is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be delivered to the shareholders of AMEP in connection with the Merger is fair, from a financial point of view, to such shareholders.

Very truly yours,

D.A. Davidson & Co.




By:  /s/ Daren J. Shaw
    -------------------
    Daren J. Shaw
    Managing Director